Exhibit 10.37

INDEFEASIBLE RIGHT OF USE AGREEMENT AND MASTER SERVICE
AGREEMENT
DARK FIBERS

By and Between

AGL NETWORKS, LLC

and

Mountain Telecommunications, Inc.

DATED: January 24, 2005

INDEFEASIBLE RIGHT OF USE AGREEMENT
DARK FIBERS

THIS INDEFEASIBLE RIGHT OF USE AGREEMENT (this “Agreement”) is made and entered into as of January 24, 2004, (“Effective Date”) by and between AGL Networks, LLC, a Delaware limited liability company (“AGLN”), and Mountain Telecommunications, Inc., an Arizona corporation (“User”).

WHEREAS, AGLN owns or acquired a fiber optic communication system which includes the User Dark Fibers and Optional Dark Fibers; and

WHEREAS, User desires to receive from AGLN, and AGLN desires to grant to User, certain indefeasible rights of use in the User Dark Fibers and Optional Dark Fibers, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Definitions.

1.1          In addition to the terms defined elsewhere in this Agreement, the following capitalized terms and derivatives thereof shall have the meanings respectively ascribed to them in this Section 1.1.

“Acceptance Date” is defined in Section 6.2.

“Affiliate” shall mean, with respect to any Person, any other Person, who directly or indirectly controls, is controlled by, or is under common control with that Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by way of equity ownership, contract or otherwise.

“AGLN System” shall mean the integrated multi-conduit, multi-ring fiber optic communication system comprised of Innerducts and other conduit tubing, Manholes, Handholes and the Cable located therein. As used in this Agreement, the term “AGLN System” refers only to the multi-conduit, multi-ring fiber optic communication system owned by AGLN and does not include (i) the telecommunications equipment and facilities of AGLN or any other Person located within such system and (ii) Lateral Spurs.

“Agreement” shall mean this Indefeasible Right of Use Agreement, as amended, supplemented or modified from time to time.

“As-Built Drawings” shall mean drawings in accordance with the specifications set forth in Exhibit C.

“Associated Property” shall mean, with respect to each Segment, the following described tangible and intangible property necessary for the use of the User Dark Fibers for the purposes described in this Agreement; (a) AGLN’s rights in all Underlying Rights, subject to the terms, conditions and limitations thereof, and (b) User Handholes, if any. As used in this Agreement, the term “Associated Property” does not include (i) any Cable or other telecommunications equipment of AGLN or any other Person, (ii) Handholes other than the User Handholes, (iii) Manholes, (iv) the Innerduct in which the User Dark Fibers are housed or (v) any Lateral Spurs.

“Cable” shall mean fiber optic cable, the fiber optic strands contained therein (including the User Dark Fibers), and any other communications transmission media which may be included in the AGLN System and in any Lateral Spurs, and associated splicing connections and splice boxes located in the AGLN System and in any Lateral Spurs.

“Committed Delivery Dates” shall mean subject to Events of Force Majeure and any other extensions of time provided for in this Agreement, the dates set forth in Exhibit C, or in an applicable Service Order.

“Confidential Information” shall mean, subject to Section 18.1(d), any data or information, other than Trade Secrets, that is of value to a Party and is not generally known to competitors of such Party. To the extent consistent with the foregoing, Confidential Information includes information that (i) concerns the operations, facilities, plans, affairs and businesses of a Party, the financial affairs of a Party, and the relations of a Party with its customers, employees and service providers, or (ii) is marked confidential, restricted, proprietary or with a similar designation. Confidential Information also includes any information which a Party obtains from a third Person which such Person treats as proprietary or designates as confidential information, whether or not owned or developed by such Person.

“Costs” shall mean actual, direct reasonable costs paid or payable in accordance with the established accounting procedures generally used by AGLN and which AGLN utilizes in billing third parties for reimbursable projects, including the following: (i) internal labor costs (including wages, salaries and benefits) and overhead allocable to such labor costs equal to thirty percent (30%) of such labor costs, and (ii) other direct costs and out-of-pocket expenses on a pass-through basis (e.g., equipment, materials, supplies, contract services, etc.).

“Demarcation Point” shall mean a boundary point at the splice point or patch point at each end of the User Dark Fibers where a cable from the Customer System is joined to the User Dark Fibers. The side of the Demarcation Point on which the AGLN System is located shall be called the “Network Side.” The other side shall be called the “Premise Side.”

“Dollars” or “$” shall mean U.S. Dollars.

“Estimated Route Miles” shall mean the Parties’ best estimate of total linear miles for the User Route, as set forth in Exhibit A.

“Handhole” shall mean a structure similar in function to a Manhole, but which is too small for personnel to enter. As used in this Agreement, the term “Handhole” refers only to handhole structures owned by AGLN and located on the System Route and does not include Cable or other telecommunications equipment or facilities of AGLN or any other Person located within such handhole structures.

“Impositions” shall mean all taxes, fees, levies, imposts, duties, charges or withholdings of any nature (including ad valorem, real property, gross receipts, franchise, license and permit fees), together with any penalties, fines or interest thereon arising out of the transactions contemplated by this Agreement and/or imposed upon the AGLN System, or any part thereof, or upon the User Dark Fibers, the User Equipment or any other property or facilities of User, or any part thereof, by any federal, state or local government or other public taxing authority.

“Innerduct” shall mean a single, enclosed HDPE tube and space within that tube used to enclose and carry Cable.

“Interest Rate” shall mean the lower of (i) the highest rate permitted by law, or (ii) one and one-half percent (1.5%) per month, compounded monthly.

“Lateral Spur” shall mean a discrete fiber optic communication system segment, span or spur that branches off from the AGLN System and that contains less than all of the ducts and Innerducts and Cable included in the AGLN System.

“Manhole” shall mean a below ground level enclosure entered through a hole on the surface covered with a cast iron, cast aluminum, steel or concrete manhole cover, which personnel may enter and use for the purpose of installing, operating and maintaining facilities associated with a fiber optic communications system. As used in this Agreement, the term “Manhole” refers only to manhole structures owned by AGLN and located on the System Route and does not include Cable or other telecommunications equipment and facilities of AGLN or any other Person located within such manhole structures.

“Party” shall mean each of AGLN and User and “Parties” shall mean AGLN and User.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Ring” shall mean a contiguous assembly of the AGLN System that starts and ends at the same location as generally identified in Exhibit B.

“Route Miles” shall mean, with respect to each Service Order, the number of linear route miles (to the nearest thousandth of a mile) as constructed and based upon the As-Built Drawings of such Service Order.

“Segment” shall mean one of the discrete segments, spans or portions of a Ring as generally identified in Exhibit B.

“Service Order” is defined in Section 3.5.

“System Route” shall mean actual route of the AGLN System as generally identified in Exhibit B.

“Trade Secret” shall mean any information of a Party, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, business plans, software programs (including the object and source code thereto) or a list (whether in written form or otherwise) of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also include any information described in this paragraph which a Party obtains from a third Person which such Person treats as proprietary or designates as trade secrets, whether or not owned or developed by such Person.

“Underlying Rights” shall mean all deeds, leases, easements, rights-of-way agreements, licenses, franchises, permits, grants and other rights, titles and interests that are necessary for the construction, installation, maintenance, operation, use or repair of the AGLN System, Innerducts, Lateral Spurs, User Equipment, Cable or User Dark Fibers, as applicable.

“User Equipment” shall mean any optronic, electronic, optical, or power equipment, and any other facilities, material or equipment owned, possessed or utilized by User, or any other Person in connection with the operation of the User Dark Fibers, including all Innerducts (and other conduit tubing) and Cable in any Lateral Spur owned by User and connecting to any of the User Dark Fibers.

“User Handhole” shall mean any Handhole that serves as a Connecting Point to any of the User Dark Fibers and that is constructed by AGLN for User pursuant to the provisions of Section 9.3.

“User Route” is the route of the User Dark Fibers in the System Route particularly described or depicted in Exhibit B or in a Service Order along which the User Dark Fibers are or will be located.

1.2          The following terms have the respective meanings ascribed to them in the Section indicated in the table below:

Term	Section

Connecting Points	9.1
Connecting Services	9.2
Events of Force Majeure	21.1
Fiber Acceptance Testing	6.1
Final Payment	4.1(c)
Finally Determined Taxes and Fees	16.5(b)
Initial Payment	4.1(a)
IRU	3.1
IRU Effective Date	8.1
IRU Fee	4.1
Optional User Dark Fibers	3.1
Routine Maintenance	10.1
Acceptance Date	6.2
Completion Notice	6.1
Service Affecting Condition	10.2
Term	8.1
User Dark Fibers	3.1
User Media	9.1
Underlying Rights Requirements	12.1
User Maintenance Fee	Exhibit D

2.             The AGLN System

2.1          The AGLN System generally will follow the route and will connect the Segments as generally identified in Exhibit B to form the Rings as generally identified in Exhibit B. AGLN shall use commercially reasonable efforts to deliver to User the User Dark Fibers for each Service Order on or before the respective Committed Delivery Date set forth in Exhibit C or the applicable Service Order.

2.2          The specific route and location of each Ring of the AGLN System, including the specific location of Manholes and Handholes, is subject to the Underlying Rights and AGLN’s absolute discretion; provided, however, that the AGLN System will connect each Segment to form an integrated multi-conduit Ring as generally identified in Exhibit B. At the end of each Segment, AGLN will terminate the User Dark Fibers at a fiber distribution panel, fiber splice kit or other appropriate terminal apparatus as determined by AGLN.

2.3          Notwithstanding anything to the contrary contained in this Agreement, AGLN may elect to acquire any portion of the AGLN System from third parties (whether by lease, sublease, indefeasible right of use or otherwise) in lieu of constructing and installing the AGLN System with respect to such portion.

2.4          Notwithstanding anything to the contrary contained in this Agreement, AGLN may assign or subcontract to a third Person any or all of AGLN’s duties or obligations to User under this Agreement (including AGLN’s duties or obligations under Sections 5, 6, 9 and 10 herein), provided that AGLN shall remain obligated to User under the terms of this Agreement for any such duties.

3.             Grant of Rights in the AGLN System

3.1          As of the Acceptance Date for the initial User Dark Fibers and for the User Dark Fibers in each Service Order, AGLN grants to User and User receives from AGLN (a) an exclusive indefeasible right of use in the fiber optic strands of the Cable which will be specifically identified by AGLN in the AGLN System (the “User Dark Fibers”), and (b) the associated and nonexclusive right to use the Associated Property, all such rights upon and subject to the terms and conditions set forth in this Agreement (collectively, the “IRU”).

3.2          Except as expressly set forth herein, the IRU does not include the right of User to own, control, maintain, modify or revise the User Dark Fibers or the Associated Property, the right of physical access to the AGLN System, the right to encumber the AGLN System in any manner, or the right to use the AGLN System.

3.3          User acknowledges and agrees that during the Term technological advances in optical fiber are likely to occur. Notwithstanding anything to the contrary contained in this Agreement, AGLN shall have the right to, upon not less than one hundred twenty (120) days written notice to User, substitute an equal number of dark fibers for the User Dark Fibers within any Segment or portion thereof (which alternative dark fibers shall thereupon constitute User Dark Fibers), provided that in such event, such substitution (a) shall be effected at the sole cost of AGLN, (b) shall be performed in accordance with the specifications and procedures set forth in Exhibit C, (c) shall incorporate fiber optic strands meeting or exceeding the specifications set forth in Exhibit C and shall be tested in accordance with the Fiber Acceptance Testing, (d) shall not change the Connecting Points, and  AGLN shall use commercially reasonable efforts to minimize any interruption or interface with the operation of the User Dark Fibers. Neither this Agreement nor the IRU granted hereby conveys any form or type of title in any real or personal property, including the AGLN System, any Segment, the User Dark Fibers or any portion of any of the foregoing. The Parties intend that this Agreement constitutes a true lease of the User Dark Fibers and not a sale of the User Dark Fibers.

3.4          Each of AGLN and User represents and covenants with the other that it will report, for both federal and all state income taxation purposes, income and deductions in accordance with Section 467 of the Internal Revenue Code of 1986, as amended, and with the applicable, final regulations that were issued by the Treasury Department on May 17, 1999, as amended or modified from time to time. If either AGLN or User, or both, fails to report income and deductions in accordance with the Internal Revenue Code, such failure shall constitute a breach or failure to fully and punctually observe the covenants of this Agreement and will entitle the non-performing Party to exercise its rights under Sections 13 and 19 herein.

3.5          From time to time, User may order additional services from AGLN. If AGLN accepts a request, the Parties will execute a service order (a “Service Order”) setting forth, without limitation, the number of User Dark Fibers, Demarcation Points, Committed Delivery Date, estimated installation charges, if any, and all fees and any other relevant terms agreed upon by the Parties. Upon execution by AGL and User, each new Service Order is automatically incorporated into and subject to the terms of this Agreement.

4.             Payment

4.1          In consideration of the grant of the IRU hereunder by AGLN to User, User agrees to pay to AGLN for the Dark Fiber in each Service Order any non recurring charges and monthly recurring fees as specified in the applicable Service Order (the “IRU Fee”).

4.2          All payments made by User hereunder in excess of $50,000 shall be made by wire transfer of immediately available funds in accordance with wire instructions to be provided by AGLN. Payments of all other amounts by User hereunder may be made by wire transfer or by company check of immediately available funds payable to AGLN.

4.3                 If User fails to make any payment under this Agreement when due, then, in addition to such sum and to any other rights and remedies that AGLN may have, User shall pay interest on such unpaid amount at the Interest Rate, which shall accrue during the time such payment remains outstanding. Notwithstanding the foregoing, no interest shall accrue on any payment that is disputed in good faith by User while such dispute is pending. If such dispute is later resolved in favor of AGLN, such amount shall bear interest from the date when due until paid at the Interest Rate.

4.4          In addition to the amounts payable under Section 4.1, User shall be responsible to pay directly or reimburse AGLN, as requested by AGLN, for all other sums, costs, fees and expenses that are required to be paid under this Agreement, including the User Maintenance Fee for Routine Maintenance. Except for the IRU Fee and the User Maintenance Fee (which are payable on the due dates set forth in Section 4.1 and Exhibit D, respectively), AGLN will invoice User for all sums, costs, fees and expenses owed by User to AGLN, and User shall pay such invoices within thirty (30) days of the invoice date. The User Maintenance Fee shall be paid at the time or times and in the manner set forth in Exhibit D. AGLN reserves the right to direct payment of the IRU Fee, the User Maintenance Fee and any other fees or charges to AGLN or to any other party.

4.5          All payments made by User under this Article 4 shall be made without any deduction or withholding for or on account of any Imposition. If User makes any deduction or withholding from any payment due to AGLN, then, notwithstanding anything to the contrary contained in this Agreement, the gross amount payable by User to AGLN shall be increased so that after any such deduction or withholding for such Impositions or any additional deduction or withholding on account of any Imposition caused by such additional gross-up payment, the net amount received by AGLN will not be less than what AGLN would have received had no deduction or withholding been required. User may prepay, without penalty, any portion of the IRU Fee set forth in the applicable Service Order prior to such payment’s due date.

5.             Inspection of the AGLN System

5.1                 User shall have the right, upon written request, to inspect the installation, splicing and testing of the User Dark Fibers; provided that User shall not enter a Manhole or access a Handhole. On User’s written request, AGLN shall make available for inspection by User, at AGLN’s offices during AGLN’s normal business hours, copies of all information, documents, agreements, reports, permits, drawings and specifications that are material to the grant of the IRU to User, to the extent that their terms or other legal restrictions permit disclosure. AGLN may redact confidential or proprietary business terms.

5.2                 AGLN shall have full and complete control and responsibility for determining any routing configurations of the AGLN System and the location and configurations of all Manholes and Handholes. User shall have full and complete control and sole responsibility for selecting, purchasing and installing telecommunications equipment, for determining network and service configurations or designs, for regrooming, rearrangement or consolidation of channels or circuits and for all related functions with regard to the use of the User Dark Fibers and the Associated Property; provided, that User shall not enter a Manhole or access a Handhole.

5.3                 User acknowledges and agrees that AGLN is not supplying nor is AGLN obligated to supply to User any optronics or electronics or optical or electrical equipment, or other equipment, or any electrical power or power equipment, all of which are solely the responsibility of User, nor is AGLN responsible for performing any work other than as expressly specified in this Agreement.

6.                    Testing and Acceptance of User Dark Fibers

6.1                 AGLN shall test the User Dark Fibers in accordance with the procedures specified in Exhibit C (“Fiber Acceptance Testing”). AGLN shall provide User reasonable advance notice of the date and time of each Fiber Acceptance Testing such that User shall have the opportunity to have User personnel present to observe the Fiber Acceptance Testing. When AGLN has determined that the results of the Fiber Acceptance Testing show that the User Dark Fibers, with respect to all Segments included within a Service Order, have been installed and are operating in conformity with the applicable specifications set forth in Exhibit C, AGLN shall promptly provide User written notice of the same (a “Completion Notice”) and a copy of such test results.

6.2          Within ten (10) days of receipt of a Completion Notice, User shall provide AGLN with a written notice accepting or rejecting the User Dark Fibers with respect to such Service Order, specifying in reasonable detail, if rejected, the defect or failure in the Fiber Acceptance Testing. If User fails to notify AGLN of its acceptance or rejection of the Completion Notice within ten (10) days following User’s receipt of the same, User shall be deemed to have accepted the User Dark Fibers with respect to such Service Order. The date of such notice of acceptance or deemed acceptance of the User Dark Fibers with respect to an entire Service Order shall be the “Acceptance Date.” In the event of any good faith rejection by User, AGLN shall take such action as reasonably necessary, and as expeditiously as practicable, to correct or cure such defect or failure, and the process of Fiber Acceptance Testing, notice to User and acceptance shall be repeated with respect to such rejected User Dark Fibers. The foregoing notwithstanding, if User uses any portion of any Dark Fiber to carry traffic prior to acceptance, such use shall constitute acceptance of such portion of such Dark Fiber.

6.3                 As soon as reasonably practicable after the Acceptance Date for each Service Order, AGLN shall provide User with the As-Built Drawings for such Service Order  and technical specifications of the User Dark Fibers and associated splices located within such Segment.

7.                    Installation of User Equipment.

7.1                 The installation, use, repair, maintenance and replacement of User Equipment shall be the sole responsibility of User, and AGLN shall have no obligation or liability under this Agreement or otherwise to install, maintain, repair or replace any User Equipment.

7.2                 User represents, warrants and covenants that it will use and operate the User Dark Fibers and use, operate, maintain, repair and replace the User Equipment in compliance with and subject to the Underlying Rights Requirements and all applicable codes, ordinances, laws, rules and regulations. Notwithstanding anything to the contrary contained herein, User shall secure, prior to the IRU Effective Date with respect to each Service Order, and shall maintain in full force and effect during the Term, any and all necessary approvals, consents, rights-of-way, permits, franchises, licenses, Underlying Rights or similar approvals from all governmental and other authorities or Persons which are necessary or required to be obtained for the (i) installation, use, operation, maintenance, repair and replacement of the User Equipment on the Premise Side of the Demarcation

Points, and (ii) the use and operation of the User Dark Fibers by User on the Premise Side of the Demarcation Points.

7.3          User shall not use its facilities, including without limitation the User Dark Fibers and the User Equipment, in a way that interferes in any way with or adversely affects the use of the AGLN System or any Cable therein or other equipment and facilities of any Person (including AGLN) using the AGLN System. User’s facilities, including without limitation the User Dark Fibers and the User Equipment, shall not endanger or damage the AGLN System and shall not create an unreasonable risk of damage to property or injury or death to any individual or to the public. User acknowledges that the AGLN System includes or will include other participants, including AGLN and other owners and users of telecommunications systems.

7.4          AGLN shall have the right, but not the duty, to make periodic or spot inspections at any time of User’s facilities placed within the AGLN System, including the User Equipment, all at reasonable times during regular business hours, and the right, but not the duty, to be present at and to monitor all work by User relating to the AGLN System, including any access to any User Handholes. Such inspections and monitoring may be conducted for the purpose of determining whether facilities placed in the AGLN System and work relating to the AGLN System are in compliance with the terms of this Agreement. AGLN may charge User for the Costs of inspection and monitoring only if the inspection or monitoring reflects that User is in substantial noncompliance with the terms of this Agreement. If AGLN reasonably determines that any User Equipment is not in compliance with the terms of this Agreement, User shall, upon written notice from AGLN, bring its facilities into material compliance within forty-eight (48) hours of such written notice or, at a minimum, commence curative measures within twenty-four (24) hours and exercise reasonable diligence to complete such measures as soon as possible thereafter. If User fails to take curative action within forty-eight (48) hours or if the non-compliance is of a character which poses an immediate and substantial threat of damage to property, injury or death to any Person, or interference/impairment of the AGLN System or any use of the AGLN System by AGLN or any other Person using the AGLN System, then AGLN may take such action as it deems appropriate to correct the violation, including the interruption of electrical power to any User Equipment, directing User or any contractor of User to immediately suspend work relating to the AGLN System, and limiting, terminating or refusing access to any part of the AGLN System. In addition, should AGLN, in its sole discretion, determine that conditions exist that jeopardize the health or safety of persons or property, or that a violation exists of any of the Underlying Rights Requirements, including Arizona Department of Transportation regulations or Occupational Safety & Health Administration regulations, then AGLN may direct that all work or use by User or others relating to the AGLN System be immediately and temporarily suspended until such time as the Parties may resolve the violation or condition. Such temporary suspension shall not entitle either Party to any damages from the other Party for delay in performance. AGLN will endeavor, but is not required, to provide notice to User prior to taking such action and shall have no liability to User for any damages arising from such action, except to the extent that such action by AGLN constitutes willful misconduct. If User undertakes the curative measures, upon completion of the work, User shall provide to the AGLN record documents, to include As-Built Drawings, indicating all work performed. If AGLN performs the curative measure, AGLN shall provide to the User record documents, to include As-Built Drawings, regarding the curative measures taken to bring User’s facilities into compliance. All work shall be performed in accordance with Exhibits C, D and E, as applicable. User shall pay and reimburse AGLN for one hundred percent (100%) of all Costs incurred by AGLN in taking such action plus a management fee equal to fifteen percent (15%) of such Costs, within thirty (30) days of User’s receipt of AGLN’s invoice therefor.

8              Term and Renewal

8.1          The IRU with respect to the User Dark Fibers shall become effective on the relevant Acceptance Date for the User Dark Fibers in such Service Order (the “IRU Effective Date”). Subject to Sections 8.2, 8.3 and 8.4 and Articles 11 and 19, the IRU shall extend for the period thereafter that is set forth in the applicable Service Order (the “Term”).

8.2          User may extend the Term with respect to the User Dark Fibers in each Segment that is part of a Ring (as delineated in Exhibit B) so that the Term of the IRUs granted with respect to the User Dark Fibers in all Segments within such Ring expire contemporaneously with the Term of the IRU with respect to the User Dark Fibers in the last Segment comprising such Ring. In the event that User desires so to extend the Term of the IRU with respect to the User Dark Fibers in any Service Order, User shall deliver to AGLN, at least six (6) months but no more than twelve (12) months prior to the expiration of the Term respecting such IRU, written notice of its election to so extend the Term for such IRU together with an additional IRU Fee (pro rated for the duration of the extension allowed) to compensate for the extension of the Term. For example, if the Term of an IRU for the User Dark Fibers in a Service Order is twenty (20) years, and is extended by one year, then the additional annual IRU Fee would be l/20th of the amount of the IRU Fee for the User Dark Fibers in that Service Order.

8.3          If at any time User in its absolute discretion determines that, with respect to any Segment, the User Dark Fibers located in such Segment have reached the end of their useful life, or User otherwise desires not to retain the IRU with respect to the User Dark Fibers in such Segment, User shall have the right to abandon such IRU by written notice to AGLN. In the case of abandonment, this Agreement shall terminate as to the User Dark Fibers in such Segment, and User shall not be entitled to a refund of any of the consideration paid. Upon such termination, all fees, costs, and other expenses with respect to the User Dark Fibers in such Segment shall be immediately due and payable to AGLN by User.

8.4          Subject to the Parties reaching agreement on the amount of the additional payment to be made by User to AGLN upon any such extension, User shall have the option to extend the Term of the IRU granted hereunder for two (2) consecutive ten-year periods. To exercise such extension option, User must notify AGLN in writing at least twelve (12) months but not more than eighteen (18) months prior to the expiration date of the initial or previously extended Term, specifying in reasonable detail the Segment(s) of the User Route to which such extension notice applies. Such additional payment by User shall be due on the date of commencement of such extension period, and shall be ratably allocated to each year of such extension period commencing on such commencement date. Unless the Parties reach agreement on the amount of the additional payment to be made by User, User shall not have the right to extend the Term past the expiration date of the Initial Term or the expiration date of the then-current extension period (if any), and in no event shall User have the right to extend the Term past the expiration date of the second ten-year extension period (if any).

9.             Manholes and Connection Services

9.1          AGLN agrees that it will connect User’s fiber optic cable, fiber optic strands or other compatible transmission media (“User Media”) with the User Dark Fibers at the Manholes and

Handholes requested by User in accordance with Section 9.2 and, subject to Section 9.3 at other technically feasible connecting points along the User Route (collectively, the “Connecting Points”), at a fiber distribution panel, fiber splice kit or other appropriate terminal apparatus as determined by AGLN.

9.2          Notwithstanding anything contained in this Agreement to the contrary, any and all work with respect to the User Dark Fibers, any Connecting Point and the AGLN System shall be performed by AGLN. If User desires that AGLN perform any additional work (other than as set forth in Sections 9.1 — 9.3 hereof), with respect to the User Dark Fibers, any Connecting Point or the AGLN System, User shall notify AGLN in writing of such request. AGLN, in its absolute discretion, shall determine if such requested work (i) is feasible from a technical standpoint and with respect to the Underlying Rights Requirements and (ii) will not delay the construction of, or otherwise interfere with, the AGLN System. If AGLN determines that such work can proceed, AGLN shall submit to User in writing an estimate of the Costs to be incurred in connection with such work and an estimate of the time required to perform such work. If User elects to proceed with such work, then User and AGLN shall amend the Agreement to reflect the Costs associated with the completion of the additional work.

10.          Maintenance and Repair of the AGLN System

10.1        From and after the IRU Effective Date with respect to each Segment, the maintenance of the AGLN System and Cable shall be provided in accordance with the maintenance requirements and procedures set forth in Exhibit D, and in accordance with the fiber specifications set forth in Exhibit C. User agrees to pay the User Maintenance Fee for Routine Maintenance and to reimburse AGLN for non-Routine Maintenance in accordance with the provisions of this Section 10 and Exhibit D.

(a)           Routine Maintenance. During the Term, AGLN shall provide, or cause to be provided by contractors selected by AGLN, all required Routine Maintenance of the AGLN System and the User Dark Fibers in accordance with the provisions set forth in Exhibit D. “Routine Maintenance” means the work specifically identified as Routine Maintenance in Exhibit D, provided that Routine Maintenance excludes (i) work for which User is obligated to reimburse AGLN pursuant to other Sections of this Agreement (including Article 9), (ii) work necessitated by User’s negligence or willful misconduct, or (iii) User’s elective maintenance or repair requests.

(b)           Non-Routine Maintenance. Except as provided in the last sentence of this Section 10.1(b), User shall pay and reimburse AGLN for User’s proportionate share of all Costs incurred by AGLN in connection with non-Routine Maintenance of the AGLN System and the User Dark Fibers (including repairs required as a result of Cable cuts or natural or man-made disasters), within thirty (30) days of User’s receipt of AGLN’s invoice therefor. User’s proportionate share of such Costs shall be determined and allocated as follows: (a) if the affected portion of the AGLN System includes any Innerduct other than the Innerduct housing the User Dark Fibers, the total Costs first shall be allocated equally among all of the affected Innerducts and the Innerducts housing other dark fiber; and then the Costs allocated to the Innerduct housing the User Dark Fibers shall be allocated based on the ratio to which the number of User Dark Fibers bears to the total number of fibers in such Innerduct; or (b) if the affected portion of the AGLN System does not consist of any Innerduct other than the Innerduct housing the User Dark Fibers, the Costs shall be allocated based on the ratio to which the number of User Dark Fibers bears to the total number of-fibers within the affected portion of the AGLN System. Notwithstanding the first sentence of this Section 10.1(b), to the extent such non-Routine Maintenance relates to (i) work necessitated by User’s negligence or willful misconduct or (ii) User’s elective maintenance or repair requests, User shall pay and reimburse AGLN for one hundred percent (100%) of all Costs incurred by AGLN in connection with such non-Routine Maintenance plus a management fee for such work equal to fifteen percent (15%) of such Costs, within thirty (30) days of User’s receipt of AGLN’s invoice therefor.

10.2        From and after the IRU Effective Date with respect to each Segment, in the event that all or any part of the AGLN System within such Segment is damaged or destroyed such that a Service Affecting Condition exists regarding a Dark Fiber, AGLN shall use commercially reasonable efforts to resolve such Service Affecting Condition utilizing the procedures described in Exhibit D. Notwithstanding anything contained herein to the contrary, AGLN shall not incur any liability to User by reason of a Service Affecting Condition, except its obligation to resolve such Service Affecting Condition as set forth in this Section 10.2, and User shall not be entitled to any credits for IRU Fees or for any other payment paid or to be paid by User pursuant to this Agreement by reason of such Service Affecting Condition. For purposes of this Section 10.2, “Service Affecting Condition” shall be as defined in Section 5 of Exhibit D, except where the condition is caused by a deficiency in the User Equipment, in which event it shall not be a Service Affecting Condition.

10.3        User shall have no right to physically access the AGLN System, or the Cable or to maintain, adjust, align or attempt to repair the User Dark Fibers or AGLN System. In no event whatsoever shall User physically access the AGLN System to maintain, adjust, align, cut, repair or replace the AGLN System or attempt to do any of the foregoing.

11.           Permits; Underlying Rights; Relocation

11.1        Subject to the terms and provisions of this Agreement, AGLN agrees to obtain and maintain during the Term all Underlying Rights necessary for its construction, installation, maintenance and repair of the AGLN System. The IRU is subject to the terms of the Underlying Rights, and subject to the terms under which the Underlying Rights are owned or held by the grantor of the Underlying Rights, including covenants, conditions, restrictions, easements, reversionary and other interests, bonds, mortgages and indentures, and other matters, whether or not of record, and to the rights of tenants and licensees in possession. The IRU granted hereunder is further subject and subordinate to the prior right of the grantor of the Underlying Rights to use the right of way for other activities, including railroad operations, telecommunications uses, pipeline operations or any other purposes, and to the prior right of AGLN to use its rights granted under the Underlying Rights. The rights granted to User herein, if any, are made expressly subject to each and every limitation, restriction, condition or reservation in or affecting the Underlying Rights. Nothing herein shall be construed to be a representation, warranty or covenant of AGLN’s right, title or interest with respect to any of the Underlying Rights or with respect to User’s right to benefit from any of the Underlying Rights.

11.2        Upon the expiration, non-recognition or other termination of an Underlying Right that is necessary in order to grant, continue or maintain an IRU granted hereunder in accordance with the terms and conditions hereof, AGLN shall use commercially reasonable efforts to obtain an alternate right of way for the affected portion of the AGLN System. The Parties shall share the Costs of obtaining an alternate right of way in the manner described in Section 11.4.

11.3        If, after the Acceptance Date with respect to any Segment, AGLN is required by a third Person with legal authority to so require (including the grantor of an Underlying Right) or by the occurrence of an Event of Force Majeure, or if User agrees to relocate any portion of the AGLN System, with respect to such Segment, including any of the facilities used or required in providing the IRU, AGLN shall have the right either to proceed with such relocation, including the right, in good faith, to reasonably determine the extent of, the timing of, and methods to be used for such relocation, or (if applicable) to pay such amounts to the Person requiring such relocation as are necessary to avoid the need for such relocation; provided that any such relocation shall be constructed and tested in accordance with the specifications and drawings set forth in Exhibit C, and incorporate materials meeting or exceeding the specifications set forth in Exhibit C. In the event of any such relocation, AGLN shall use commercially reasonable efforts to minimize any service interruptions. The Parties shall share the Costs of relocating the affected portion of the AGLN System, or the amounts paid to the Person requiring such relocation to avoid relocation, in the manner described in Section 11.4.

11.4        The Costs of obtaining alternate right of way as described in Section 11.2 and the Costs of relocating the affected portion of the AGLN System (or the amounts paid to the Person requiring relocation to avoid relocation) as described in Section 11.3 shall be allocated between the Parties as follows: (a) if the affected portion of the AGLN System includes any Innerduct other than the Innerduct housing the User Dark Fibers, the total Costs first shall be allocated equally among all of the affected Innerducts and the Innerducts housing other dark fiber; and then the Costs allocated to the Innerduct housing the User Dark Fibers shall be allocated based on the ratio to which the number of User Dark Fibers bears to the total number of-fibers in such Innerduct; or (b) if the affected portion of the AGLN System does not consist of any Innerduct other than the Innerduct housing the User Dark Fibers, the Costs shall be allocated based on the ratio to which the number of User Dark Fibers bears to the total number of fibers within the affected portion of the AGLN System.

11.5        AGLN shall deliver to User updated As-Built Drawings with respect to the relocated portions of the AGLN System as soon as reasonably practicable following the completion of such relocation.

12.           Operation and Use of the AGLN System

12.1        User represents and warrants that it will use the User Dark Fibers and Optional Dark Fibers, the User Equipment, the Lateral Spurs (if any) and the Associated Property in compliance with and subject to the Underlying Rights Requirements and any other applicable government codes, ordinances, laws, rules and regulations. Notwithstanding anything to the contrary contained herein, it shall be User’s sole responsibility to secure, or cause to be secured, prior to the IRU Effective Date, and maintain in full force and effect during the Term, any and all Underlying Rights and approvals, consents, rights of way, permits, franchises, licenses or similar approvals from all governmental and other authorities and any other Person which are necessary or required to be obtained by User for AGLN to grant the IRU to User and for the use and operation of the User Dark Fibers and Optional Dark Fibers, the User Equipment and the Associated Property by User. Upon request of AGLN, User will deliver to AGLN copies of such approvals, consents, rights-of-way, permits, franchises, licenses or similar approvals.

12.2        AGLN agrees and acknowledges that it has no right to use the User Dark Fibers and Optional Dark Fibers during the Term hereof and that, from and after the IRU Effective Date and subject to Section 23.3, AGLN shall keep the User Dark Fibers and Optional Dark Fibers free from (i) any liens or encumbrances of any third Person attributable to AGLN and (ii) any other rights or claims of any third Person attributable to AGLN, which in either case are superior to the rights of User.

12.3        Subject to the limitations set forth in this Agreement and to the restrictions set forth in the Underlying Rights, User shall use the User Dark Fibers and Optional Dark Fibers and the Associated Property solely for the purpose of lawfully providing Telecommunications Service, as defined by the Communications Act of 1934, as amended by the Telecommunications Act of 1996. User agrees and acknowledges that it has no right to use any of the Cable that is part of the AGLN System, other than the User Dark Fibers and Optional Dark Fibers. User shall keep any and all of the AGLN System free from any liens, rights or claims of any third Person attributable to User, except that User may encumber the IRU in the User Dark Fibers and Optional Dark Fibers granted to User, on the condition that User shall provide to AGLN an agreement from any such lien holder that the interest of any lien holder is subordinate to the interest of AGLN and other interests and rights in and to the User Dark Fibers and Optional Dark Fibers and the Associated Property.

12.4        User and AGLN shall promptly notify each other of any matters pertaining to, or the occurrence (or impending occurrence) of, any event which would be reasonably likely to give rise to any damage or impending damage to or loss of the AGLN System that are known to such Party.

12.5        User and AGLN each agrees to cooperate with and support the other in complying with any requirements applicable to their respective rights and obligations hereunder. Without limiting the generality of the foregoing, User agrees to provide to AGLN, promptly upon request by AGLN, a detailed description of its uses of the User Dark Fibers and Optional Dark Fibers and Associated Property and any other information regarding its use of the User Dark Fibers and Optional Dark Fibers and the Associated Property reasonably requested by AGLN in order to enable AGLN to comply with any reporting requirements imposed on AGLN under any of the Underlying Rights.

13.          Indemnity

13.1        Subject to the provisions of Article 14, AGLN hereby agrees to indemnify, defend, protect and hold harmless User and its Affiliates, and their employees, officers, directors and agents (the “User Indemnified Persons”), from and against, and assumes liability for all suits, actions, damages, claims, losses, fines, judgments, costs and expenses (including reasonable attorneys’, accountants’ and experts’ fees and disbursements) of any character (“Claims”) (a) suffered or incurred by the User Indemnified Persons or any of them because of the death of any Person, or any injuries or damage received or sustained by any Persons or property which in whole or in part arise on account of the negligent acts or omissions of AGLN in the construction of the AGLN System and/or in the performance or non-performance of its repair and maintenance obligations or exercise of its rights under this Agreement, including any material violation by AGLN of any regulation, rule, statute or court order of any governmental authority applicable thereto; or (b) under the workers compensation laws asserted by any employee of AGLN or its agents, contractors, customers or any other Person providing goods or services for or on behalf of any of the foregoing in connection with this

Agreement suffered or incurred by the User Indemnified Persons or any of them. AGLN’s indemnification obligations hereunder shall not be applicable to any Claims to the extent caused by, arising out of or in connection with the negligence, intentional acts or omissions or misconduct of the User Indemnified Persons or any of them.

13.2        User hereby agrees to indemnify, defend, protect and hold harmless AGLN and its Affiliates, and their employees, officers, directors and agents (the “AGLN Indemnified Persons”), from and against, and assumes liability for all Claims (as defined in Section 13.1) (a) suffered or incurred by the AGLN Indemnified Persons or any of them because of the death of any Person, or any injuries or damage received or sustained by any Persons or property (including without limitation, the AGLN System) which in whole or in part arise on account of the negligent acts or omissions, negligent or otherwise, of User in the performance or non-performance of its obligations or exercise of its rights under this Agreement, including any material violation by User of any Underlying Right Requirements or any regulation, rule, statute or court order of any governmental authority applicable thereto (b) under the workers compensation laws asserted by any employee of User or its agents, contractors, customers or any other Person providing goods or services to any of the foregoing in connection with this Agreement, and suffered or incurred by the AGLN Indemnified Persons or any of them; (c) suffered or incurred by the AGLN Indemnified Persons or any of them and arising out of or resulting from User’s (i) use or operation of the User Dark Fibers or the Associated Property, or the use, operation, installation, repair, maintenance or replacement of the User Equipment, (ii) the conduct of User’s business, including without limit, the provision of any services or the content of any video, voice or data carried through the User Dark Fibers or (iii) the violation of any Underlying Rights Requirements applicable to User; or (d) suffered or incurred by AGLN Indemnified Persons or any of them and arising out of, caused by, related to or based upon a contractual or other relationship between such claiming party and User as it relates to the User Dark Fibers, the User Equipment, the Underlying Rights Requirements or this Agreement, including any claim for interruption of service or in respect of service quality. User’s indemnification obligations hereunder shall not be applicable to any Claims to the extent caused by the negligence, intentional acts or omissions or misconduct of AGLN Indemnified Persons or any of them.

13.3        Any Party seeking indemnification hereunder (“Indemnitee”) shall promptly notify User or AGLN, as appropriate, of the nature and amount of such claim and the method and means proposed by the Indemnitee for defending or satisfying such claim. The Parties shall consult and cooperate with each other respecting the defense and satisfaction of such claim, including the selection of and direction to legal counsel, and neither Party shall pay or settle any such claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

13.4        Subject to Sections 13.5 and 14, nothing contained herein shall operate as a limitation on the right of either Party hereto to bring an action for damages against any third Person, including indirect, special or consequential damages, based on any acts or omissions of such third Person as such acts or omissions may affect the construction, operation or use of the User Dark Fibers or the AGLN System, except as may be limited by Underlying Rights Requirements; provided, however, that each Party hereto shall assign such rights or claims, execute such documents and do whatever else may be reasonably necessary to enable the other Party to pursue any such action against such third Person.

13.5        Notwithstanding the foregoing provisions of this Article 13, to the extent AGLN is required under the terms and provisions of any Underlying Rights to indemnify the grantor or provider thereof from and against any and all claims, demands, suits, judgments, liabilities, losses or expenses arising out of or related to such Underlying Rights, regardless of the cause and regardless of whether such claims, demands, suits, judgments, liabilities, losses or expenses arise from the sole or partial negligence, actions or inaction of such grantor or provider and its employees, servants, agents, contractors, subcontractors or other Persons using the property covered by such Underlying Right, User hereby releases such grantor or provider from the same, regardless of whether such claims, suits, judgments, liabilities, losses or expenses arise from the sole or partial negligence, willful misconduct or other action or inaction, of such grantor or provider or its employees, servants, agents, contractors, subcontractors or other Persons using the property covered by such Underlying Right.

14.           Limitation of Liability

14.1        NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT TO THE EXTENT CAUSED BY ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER AGLN OR ITS AFFILIATES OR USER OR ITS AFFILIATES SHALL BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY OR CUSTOMERS FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL COSTS, LIABILITIES OR DAMAGES, WHETHER FORESEEABLE OR NOT, INCLUDING WITHOUT LIMITATION, ECONOMIC LOSS OR LOST BUSINESS OR PROFITS, DAMAGES ARISING FROM THE USE OR PERFORMANCE OF THE AGLN SYSTEM, THE USER DARK FIBERS, EQUIPMENT OR SOFTWARE OR DAMAGE TO OR LOSS OF USE THEREOF, ANY INTERRUPTION OF SERVICE, OR ANY DELAY, ERROR OR LOSS OF DATA OR INFORMATION ARISING IN ANY MANNER OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT AND SUCH PARTY’S PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT (INCLUDING STRICT LIABILITY), ALL CLAIMS FOR WHICH ARE HEREBY SPECIFICALLY WAIVED.

14.2        The Parties acknowledge and agree that on and after the relevant Acceptance Date, User’s sole rights and remedies with respect to any defect in or failure of the User Dark Fibers and the Associated Property to perform in accordance with the applicable vendor’s or manufacturer’s specifications for such User Dark Fibers and Associated Property shall be limited to User’s exercise of rights pursuant to the particular vendor’s or manufacturer’s warranty with respect thereto. Each such warranty, to the extent permitted by the terms thereof shall be assigned to User upon its request; provided such assignment is without detriment to AGLN’s rights under or with respect to such warranties. AGLN makes no warranty and shall have no obligations as to such User Dark Fibers and the Associated Property following the relevant Acceptance Date.

14.3.       The Parties expressly agree that no claim for losses or damages whatsoever in connection with this Agreement shall be made more than two (2) years after the date that the event giving rise to such claim is known or reasonably should have been known to the Party making such claim, and no claim for indemnity under the provisions of Article 13 shall be made more than two (2) years after the first notice of any claim received by the Party claiming under such indemnity provision.

14.4        Notwithstanding any provision of this Agreement to the contrary, the maximum liability to User if any, of AGLN or its Affiliates in connection with this Agreement shall be limited, in the aggregate, to a provable amount which shall be no greater than the aggregate unamortized amount of the IRU Fees that have been paid by User to AGLN for the User Dark Fibers in the affected Service Order of the AGLN System for which the Claim is based and at the time the Claim is made; provided, however, that this limitation of maximum liability shall not apply to damages arising from the willful misconduct of AGLN or its Affiliates; and provided further, that this limitation shall not restrict either Party’s right to proceed for injunctive relief.

15.          Insurance

15.1        During the Term, each Party shall obtain and maintain for itself and its contractors and subcontractors not less than the insurance set forth below:

(a)           Commercial general liability insurance for bodily injury (including death) and property damage which provides limits of not less than ten million dollars ($10,000,000) per occurrence and ten million dollars ($10,000,000) annual aggregate as respects products/completed operations, independent contractor’s and contractual liability and contractually assumed risks, if applicable; Coverage shall be endorsed to include the insurer’s waiver of subrogation in favor of the other Party;

(b)           Automobile insurance for bodily injury (including death) and property damage that provides total limits of not less than ten million dollars ($10,000,000) per accident to all owned, non-owned and hired vehicles; Coverage shall be endorsed to include the insurer’s waiver of subrogation in favor of the other Party; and

(c)           Workers’ Compensation and employers’ liability insurance of not less than Arizona statutory limits. The policy shall include broad form all-states/other states coverage. Coverage shall be endorsed to include the insurer’s waiver of subrogation in favor of the other Party.

The above minimum requirements as to insurance coverage shall not limit the liability of either Party under this Agreement. The above limits may be satisfied using a combination of primary and excess coverage. Additionally, AGLN shall be deemed to have satisfied the conditions of this Article if it maintains a self-insurance program with retention limits no greater than one million dollars ($1,000,000), together with excess liability insurance for the remaining limits.

15.2        Each Party shall obtain and maintain the insurance policies required above with insurance companies authorized to do business in the State of Arizona, and having an A.M. Best Rating of A or better. The other Party, its Affiliates, and their officers, directors and employees, and any other Person entitled to indemnification hereunder, shall be named as additional insureds to the extent of such indemnification. Each Party shall provide the other Party with a certificate or certificates of insurance together with declaration pages in a form satisfactory to such other Party showing that the Party has complied with the insurance requirements of this Section. Upon request, User shall furnish AGLN with a certified copy of each policy, including the provisions establishing premiums. Certain deductible clauses of either Party’s insurance which are not considered excessive, overly broad, or harmful to the interest of the other Party will be allowed. Each insurance policy shall contain a provision providing the other Party with thirty (30) days advanced notice of any cancellation or material change in coverage.

15.3        All proof of insurance submitted by User to AGLN shall clearly set forth all exclusions and deductible clauses. Standard exclusions in User’s policies will be allowed provided they are not inconsistent with the requirements of this Article 15. Allowance of any additional exclusions will be in the sole discretion of AGLN. Regardless of the allowance of exclusions or deductions by AGLN, User shall be responsible for the deductible limit of the policy and all exclusions consistent with the risks User assumes under this Agreement and as imposed by law.

16.          Taxes, Fees and Other Governmental Impositions

16.1        The Parties acknowledge and agree that it is their mutual objective and intent to (a) minimize the aggregate Impositions payable with respect to the AGLN System, and (b) share such Impositions according to their respective interests in the AGLN System or as otherwise allocated in this Article. They agree to cooperate with each other and coordinate their efforts to achieve such objectives in accordance with the provisions of this Article.

16.2        AGLN shall be responsible for and shall timely pay any and all Impositions with respect to the construction or operation of the AGLN System which Impositions are (a) imposed or assessed with respect to a particular Segment prior to the relevant Segment Acceptance Date; or (b) imposed or assessed in exchange for the approval of the original construction of the AGLN System; or (c) that were assessed in return for the original right to install the AGLN System on public property or in public right of way. User shall be liable and shall reimburse AGLN for payments of any and all federal, state and local sales, use or similar Impositions, as applicable, with respect to the grant of the IRU, the use of the User Dark Fibers, and the other transactions under this Agreement, and with respect to the User Equipment, User Media and other property or facilities of User.

16.3        Except as to Impositions described in Section 16.2, User shall be responsible for and shall pay or promptly reimburse AGLN for all Impositions (a) imposed on, based on, or otherwise measured by the gross revenues, gross receipts, gross income, net revenues, net receipts or net income received by or accrued to User with respect to the ownership or use of the User Dark Fibers; (b) measured by (i) volume or amount of space occupied by the length of the AGLN System in the User route; (ii) paid by AGLN to the grantor or provider of any of the Underlying Rights to the extent imposed on, based on, or otherwise measured by the gross revenues, gross receipts, gross income, net revenues, net receipts or net income received by or accrued to AGLN with respect to the IRU Fee, the User Maintenance Fee or any other amounts payable by User to AGLN under this Agreement; or (c) which have been separately assessed, allocated to, or imposed on the User Dark Fibers, the User Equipment or other facilities of User. If the User Dark Fibers are the only fibers from the point where the User Dark Fibers leave the AGLN System to a User facility, User shall be solely responsible for any and all Impositions imposed on or with respect to such fibers and all User Equipment associated with such fibers. To the extent such Impositions are not separately assessed, allocated to or imposed on the User Dark Fibers, the User Equipment or other facilities of User, AGLN will pay all such Impositions. AGLN shall notify User of such Imposition, and User shall promptly reimburse AGLN for User’s appropriate share of such Impositions. To the extent such Impositions arise pursuant to Section 16.5(b), AGLN will pay such Impositions and shall notify User of such Imposition, and User shall promptly reimburse AGLN in the amount of such Imposition.

16.4        AGLN shall have the right to contest any Imposition (including by nonpayment of such Imposition). The out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by AGLN in any such contest shall be shared by AGLN and User in the same proportion as to which the parties would have shared in such Impositions as they were assessed. Any refunds or credits resulting from a contest brought pursuant to this Section 16.4 shall be divided between AGLN and User in the same proportion as separately determined or as originally assessed. In any such event, AGLN shall provide timely notice of such challenge to User.

16.5        User shall have the right to protest by appropriate proceedings any Imposition. In such event, User shall indemnify and hold AGLN harmless from any expense, legal action or cost, including reasonable attorneys’ fees, resulting from User’s exercise of its rights hereunder.

(a)           The foregoing notwithstanding, AGLN, at its option and at its own expense, shall have the right to direct and manage any contest regarding an Imposition that relates to the AGLN System that affects the interest of AGLN; subject, however, to reasonable and appropriate consultation with User. User agrees to cooperate with AGLN in any such contest.

(b)           If User has exhausted all its rights of appeal in protesting any Imposition and has failed to obtain the relief sought in such proceedings or appeals (“Finally Determined Taxes and Fees”), User and AGLN may agree to relocate a portion of the AGLN System to avoid the jurisdiction that imposes or assesses such Finally Determined Taxes and Fees (subject to the consent and participation of the other interest holders in the affected portion of the AGLN System). If User and AGLN do not determine to relocate the affected portion of the AGLN System, User shall have the right to terminate its use of the User Dark Fibers in the affected portion of the AGLN System. Such termination shall be effective on the date specified by User in a notice of termination, but not earlier than ninety (90) days after the notice. Upon such termination, the IRU in the affected portion of the AGLN System shall immediately terminate, and the User Dark Fibers in the affected portion of the AGLN System shall thereupon revert to AGLN without reimbursement of any of the IRU Fee or other payments previously made or due with respect thereto.

16.6        AGLN and User agree to cooperate fully in the preparation of any returns or reports relating to the Impositions. AGLN and User further acknowledge and agree that the provisions of this Article are intended to allocate the Impositions on procedures and methods of computation that are in effect on the date of this Agreement. Material changes in such procedures and methods could significantly alter the fundamental economic assumptions of the Parties underlying this Agreement. Accordingly, the Parties agree that, if such procedures or methods of computation change materially, the Parties will negotiate in good faith an amendment to this Article 16 to preserve, to the extent reasonably practicable, the economic intent and effect of this Article.

16.7        Within ninety (90) days after the Acceptance Date for the first User Dark Fibers to be accepted by User, User shall provide AGLN a reseller certificate for the State of Arizona. User shall, upon AGLN’s reasonable written request no more than twice in any one (1) year period, provide AGLN additional reseller certificates or similar documentation for the State of Arizona to assist AGLN in avoiding charging User sales, use, excise, or other taxes on the User Dark Fibers or any other product or service AGLN provides under this Agreement.

17.          Notices

17.1        Notices. All notices, statements, demands, requests, consents, approvals, authorizations, offers, agreements, appointments, designations, or other direction or communication hereunder by any party to another shall be (a) in writing, (b) effective on the first business day following the date of receipt, and (c) delivered by one of the following means: (i) by personal delivery; (ii) by prepaid, overnight package delivery or courier service; (iii) by the United States Postal Service, first class, certified mail, return receipt requested, postage prepaid; (iv) by computer email or (v) by prepaid telecopier, telex, or other similar means of electronic communication (followed by confirmation on the same or following day by overnight delivery or by mail as aforesaid). All notices given under this Agreement shall be addressed as follows:

USER:	Mountain Telecommunications, Inc.
1430 W. Broadway, Suite A-200
Attn: Wilmot Wickramasuriya
Facsimile: (602) 850-9599

With a copy to:	Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
Attn: Robert S. Kant
Facsimile: (602) 445-8100

AGLN:	AGL Networks, LLC
2 Allen Center
1200 Smith Street, Suite 900
Houston, TX 77002
Attn: Contract Management
Facsimile: 832-397-1722

With a copy to:	Associate General Counsel
AGL Resources, Inc.
10 Peachtree Place
15th Floor
Atlanta, Georgia 30308
Facsimile: 404-584-3714

or to such other postal addresses, email addresses, or telecopier numbers of which the parties have been advised in writing by any of the above-described means. Personal delivery to a party or to any officer, partner, agent, or employee of such party at its address herein shall constitute receipt. A Party’s rejection or other refusal to accept notice shall also constitute receipt. Each party agrees to promptly give the other party notice of any change in its above listed, respective postal addresses, email addresses, telecopier numbers or contact persons.

18.          Confidentiality

18.1        (a)           Unless by mutual agreement of the Parties, or except to the extent directed by a court of competent jurisdiction or required by applicable law, AGLN and User shall not disclose this Agreement or the terms hereof to any Person other than such Party’s Affiliates or such Party’s officers, employees, and consultants, who are similarly bound hereby.

(b)           Each Party acknowledges that it (the “Receiving Party”) may be furnished with, receive or otherwise have access to Trade Secrets or Confidential Information of the other Party (the “Disclosing Party”). The Receiving Party shall not, except as expressly authorized or directed by the Disclosing Party, use, copy, or disclose, or permit any unauthorized Person access to, any Trade Secrets belonging to the Disclosing Party or any third Person; except that the Receiving Party may disclose Trade Secrets of the Disclosing Party to its consultants and financial and legal advisors (hereinafter “Consultants”), provided such Consultants have a need to know and have executed nondisclosure agreements obligating such Consultants to keep the Trade Secrets of the Disclosing Party confidential, or are otherwise bound by similar confidentiality obligations.

(c)           During the Term and for a period of two (2) years after the expiration or termination of this Agreement, whether such termination is at the instance of either Party, the Receiving Party will not use, copy, or disclose, or permit any unauthorized Person access to, any Confidential Information belonging to the Disclosing Party or any third Person; except that the Receiving Party may disclose Confidential Information of the Disclosing Party to its Consultants provided such Consultants have a need to know and have executed nondisclosure agreements obligating such Consultants to keep the Confidential Information of the Disclosing Party confidential, or are otherwise bound by similar confidentiality obligations.

(d)           For purposes of this Agreement, the terms “Trade Secrets” and “Confidential Information” shall not include any materials or information to the extent that such materials or information: (i) are or become publicly known or generally utilized by others engaged in the same business or activities in which the Disclosing Party utilized, developed or otherwise acquired such information; or (ii) are known to the Receiving Party prior to the receipt of such materials or information from the Disclosing Party; or (iii) are furnished to others by the Disclosing Party with no restriction on disclosure. Failure to mark any of the Trade Secrets or Confidential Information as confidential shall not affect its status as Trade Secrets or Confidential Information under this Agreement.

(e)           Because of the unique nature of the Trade Secrets and Confidential Information, each Party understands and agrees that the Disclosing Party will suffer irreparable harm in the event that a Party fails to comply with any of its obligations under this Section and that monetary damages will be inadequate to compensate the Disclosing Party for such breach. Accordingly, the Parties agree that the Disclosing Party will, in addition to any other remedies available to it at law or in equity, be entitled, without requirement to post bond, to injunctive relief to enforce the terms of this Article 18.

(f)            Either Party may make disclosure as required by a court order or as otherwise required by law or in any legal or arbitration proceeding relating to this Agreement. If either Party is required by law or by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to disclose the Confidential Information, it will provide the other Party with prompt prior written notice of such request or requirement so that such Party may seek an appropriate protective order and/or waive compliance with this Section. The Party whose consent to disclose information is requested shall respond to such request, in writing, within five (5) working days of the request by either authorizing the disclosure or advising of its election to seek a protective order, or if such Party fails to respond within the prescribed period the disclosure shall be deemed approved.

18.2        Nothing herein shall be construed as granting any right or license under any copyrights, inventions, or patents now or hereafter owned or controlled by AGLN.

18.3        Upon termination of this Agreement for any reason or upon request of AGLN, User shall return all Confidential Information, together with any copies of same, to AGLN. The requirements of confidentiality set forth herein shall survive the return of such Confidential Information.

18.4        User shall not, without first obtaining the written consent of AGLN, use any trademark or trade name of AGLN or refer to the subject matter of this Agreement or AGLN in any promotional activity or otherwise, nor disclose to others any specific information about the subject matter of this Agreement. Neither Party shall issue any publication or press release relating directly or indirectly to this Agreement without the prior written consent of both Parties.

18.5        The provisions of this Article 18 shall survive expiration or other termination of this Agreement.

19.          Default

19.1        A default shall be deemed to have occurred under this Agreement if:

(a)           in the case of a failure to pay any amount when due under this Agreement, a Party fails to pay such amount within ten (10) days after the date such payment is due; or

(b)           in the case of any other material breach of a Party’s obligations, warranties or covenants under this Agreement, the breaching Party fails to cure such breach within thirty (30) days after receiving notice from the non-breaching Party specifying such breach, provided that if the breach is of a nature that is curable but that cannot be cured within thirty (30) days, a default shall not have occurred so long as the breaching Party in good faith has commenced to cure within said time period and thereafter diligently pursues such cure to completion; or

(c)           in the case of repetitious or persistent non-material breaches of this Agreement occurring within any consecutive twelve-month period, the breaching Party fails to prevent a further similar breach of this Agreement from occurring during the six-month period immediately following the date of occurrence of the latest such breach, provided that written notice had been given by the non-breaching Party to the breaching Party of its belief that such breaches have occurred or are occurring and specifying the dates that such breaches are believe to have occurred, and provided that the breaching Party had a reasonable period of time to adopt suitable controls or to take other appropriate action to prevent such further breach; or

(d)           in the case of any material misrepresentation by a Party; or

(e)           in the case a Party: (i) applies for or consents to the appointment of, or the taking of possession by a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary proceeding under the Federal Bankruptcy Code or under any other law relating to relief from creditors generally, or (iv) fails to contest in a timely or appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary proceeding under the Bankruptcy Code or under any other law relating to relief from creditors generally, or any application for the appointment of a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property, or its liquidation, reorganization, dissolution, or winding-up.

19.2        In the event of a default:

(a)           if the default consists of a failure of User to pay to AGLN any part of the IRU Fee or a failure of User to pay to AGLN any other amount(s) totaling more than one hundred thousand dollars ($100,000), then AGLN may, in addition to any other remedies that it may have under this Agreement or at law or in equity, in its sole discretion, (i) immediately terminate this Agreement with respect to the Segment(s) for which such part of the IRU Fee or other amount(s) relate and (ii) apply any and all amounts held by AGLN for User toward the payment of amounts then or thereafter payable by User hereunder.

(b)           In the event of any other default hereunder, the non-defaulting Party may avail itself of one or more of the following remedies: (i) take such actions, at the sole cost and expense of the defaulting party, as it determines, in its sole discretion, are necessary to correct the default; (ii) pursue any remedies it may have under applicable law or principles of equity, including specific performance; and (iii) terminate this Agreement, by giving the defaulting party written notice of termination.

19.3        Notwithstanding anything to the contained in this Agreement to the contrary, User’s sole and exclusive remedy for any failure by AGLN to deliver the User Dark Fibers by the Committed Delivery Date shall be limited to those contained in this Section 19.3.

(a)           In the event AGLN shall have failed to deliver the User Dark Fibers in any Segment within one hundred eighty (180) days after the Committed Delivery Date for the User Dark Fibers in such Service Order (as such date may be extended by Events of Force Majeure or otherwise under the terms of this Agreement), then User shall have the right, at its option, either (i) to cancel this Agreement solely with respect to such Service Order and receive a refund of the portion of the Initial Payment allocable to the User Dark Fibers in such Service Order, or (ii) to keep the User Dark Fibers in such Service Order. If User elects to so cancel, neither Party shall have any further duties, liabilities or obligations to the other Party (except for AGLN’s obligation to so refund the appropriate portion of the IRU Fee) under this Agreement with respect to such canceled Service Order.

(b)           In the event AGLN shall have failed to deliver the User Dark Fibers in any Service Order within twelve (12) months after the Committed Delivery Date for the User Dark Fibers in such Service Order (as such date may be extended by Events of Force Majeure or otherwise under the terms of this Agreement), and User has not exercised its rights under Section 19.3(a), then this Agreement shall automatically terminate solely with respect to such Service Order and AGLN shall refund to User the portion of the Initial Payment allocable to the User Dark Fibers in such Service Order, and AGLN shall have no further duties, liabilities or obligations hereunder with respect to such Service Order.

19.4        This Agreement may be terminated by either Party, upon ten (10) days written notice to the other Party, if such Party receives final notification from any governmental agency that its performance under this Agreement is a violation of the terms of the Communications Act of 1934, as amended by the Telecommunications Act of 1996 (the “Act”), provided that, with respect to such notice being given to a Party, such Party must:

(i)            modify its performance under the Agreement, if possible, so that such Party’s performance under the Agreement is no longer in violation of the Act; and

(ii)           enter into good faith negotiations with the other Party for a minimum period of three (3) months following such notice to restructure the terms and conditions of the Agreement so that such party’s performance under the Agreement is no longer in violation of the Act.

The termination rights under this Section 19.5 may be exercised only to the extent the modifications described in Subsections 19.5(i) and (ii) above cannot be made.

20.          Termination

20.1        This Agreement shall automatically terminate on the expiration or termination of the Term with respect to User Dark Fibers in each Service Order, or earlier as provided in this Agreement. Upon the expiration of the Term or other termination of this Agreement, the IRU with respect to User Dark Fibers in each such Service Order shall immediately terminate, all rights of User to use the AGLN System, the User Dark Fibers in and any User Handholes within such Service Order shall cease, all rights to the use of the User Route and the User Dark Fibers shall revert to AGLN, and AGLN shall owe User no further duties, obligations or consideration.

20.2        Except as otherwise provided in Section 8.3, User shall, within thirty (30) days of such termination, remove all User Equipment and User Media used in connection with the User Dark Fibers. User shall accomplish such removal at User’s sole expense, under AGLN’s supervision and in a manner that does not damage the AGLN System. User shall be responsible for and shall indemnify AGLN from and against any damage, loss, cost or expense caused by such removal. If User fails to remove its property within such period, the property shall be deemed abandoned and AGLN may dispose of the same in any manner it deems reasonably appropriate, at User’s expense.

20.3        Termination of this Agreement shall not affect the rights or obligations of either Party that have arisen before the date of termination or expiration.

21.          Force Majeure

21.1        AGLN shall not be in default under this Agreement if and to the extent that any failure or delay in AGLN’s performance of one or more of its obligations hereunder is caused by any of the following conditions, and AGLN’s performance of such obligation or obligations shall be excused and extended for and during the period of any such delay: act of God or nature, including an earthquake, flood or hurricane; fire; lack of or delay in transportation; government codes, ordinances, actions, laws, rules, regulations or restrictions; acts of terrorism, war or civil disorder; strikes or other labor disputes; failure of a third Person to grant or to recognize an Underlying Right (provided that AGLN has made timely and reasonable commercial efforts to obtain the same); inability of AGLN to obtain access to the AGLN System; or any other cause beyond the reasonable control of AGLN (collectively, “Events of Force Majeure”). AGLN shall notify the User in writing of the existence of the event relied on and the cessation or termination of said Event of Force Majeure, and AGLN shall exercise reasonable commercial efforts to minimize the time of any such delay.

22.          Dispute Resolution

22.1        Except as otherwise provided in Sections 18.1(e) and 25.4(c), and this Article 22, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a “Dispute”) shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

(a)           At the written request of a Party, each Party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon failure to reach agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the Parties’ representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below, or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

(b)           If negotiations between the representatives of the Parties do not resolve the Dispute within 60 days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the “Rules”). Either Party may demand such arbitration in accordance with the procedures set out in the Rules. The arbitration shall take place in Phoenix, Arizona. The arbitration hearing shall be commenced within 60 days of such Party’s demand for arbitration. The arbitrator shall have the power to and will instruct each Party to produce evidence through discovery (i) that is reasonably requested by the other Party to the arbitration in order to prepare and substantiate its case and (ii) the production of which will not materially delay the expeditious resolution of the dispute being arbitrated; each Party hereto agrees to be bound by any such discovery order. The arbitrator shall control the scheduling (so as to process the matter expeditiously) and any discovery. The Parties may submit written briefs. At the arbitration hearing, each Party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses. No Party shall be eligible to receive, and the arbitrator shall not have the authority to award, exemplary or punitive damages. The arbitrator shall rule on the Dispute by issuing a written opinion within 30 days after the close of hearings. The arbitrator’s decision shall be binding and final. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

(c)           Each Party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator; provided, however, that if the arbitrator determines that the position taken in the Dispute by the nonprevailing Party taken as a whole is unreasonable, the arbitrator may order the nonprevailing Party to bear such fees and expenses, and reimburse the prevailing Party for all or such portion of its reasonable costs and expenses in submitting and presenting its position, as the arbitrator shall reasonably determine to be fair under the circumstances. Each Party to the arbitration shall pay one-half of the fees and expenses of the arbitrator and the American Arbitration Association.

(d)           Notwithstanding any other provision of this Agreement, (i) either Party may commence an action to compel compliance with this Section 22.1 and (ii) if any Party, as part of a Dispute, seeks injunctive relief or any other equitable remedy, including specific enforcement, then such Party shall be permitted, without requirement to post bond, to seek such injunctive or equitable relief in any federal or state court or competent jurisdiction before, during or after the pendency of a mediation or arbitration proceeding under this Article 22.

22.2        If any Party files a judicial or administrative action asserting claims subject to arbitration as prescribed herein, and the other Party successfully stays such action or compels arbitration of said claims, the Party filing said action shall pay the other Party’s costs and expenses incurred in seeking such stay or compelling arbitration, including reasonable attorneys’ fees.

23.          Assignment and Transfer Restrictions

23.1        Except as provided below in this Section 23.1 and as provided in Section 23.2, User may not transfer or assign all or any part of this Agreement or of its interest under this Agreement, or delegate any duties, burdens, or obligations arising hereunder, without AGLN’s prior express written consent, which consent may not be unreasonably withheld. In no event whatsoever shall User transfer, sell, assign, condo, swap, exchange, lease, sublease, license, sublicense or grant indefeasible or other rights of use in or to any one or more of the User Dark Fibers or User’s interest therein, or enter into any other arrangement with any Person for such Person’s use of any one or more of the User Dark Fibers. A transfer, assignment or other action in violation of this Article 23 shall constitute a material breach of this Agreement and shall be null and void. If any such consent is given, User nevertheless shall remain fully and primarily liable for all obligations of User under this Agreement. Nothing in this section shall be construed to restrict the sale of Telecommunications Services by User.

23.2        User may transfer and assign this Agreement in whole, but not in part, to a Permitted Assignee. As used herein, the term “Permitted Assignee” shall mean (a) any Affiliate of User, (b) any Person that purchases all or substantially all of the assets of User, or any other Person formed by or surviving the merger or consolidation of User and any other Person or (c) any Person that purchases all or substantially all of the assets of User that are used in the provision of telecommunications services in the Phoenix metropolitan area, including User’s rights hereunder to the User Dark Fibers and all of the User Equipment. Upon any assignment to a Permitted Assignee, the assignor shall remain responsible for performance under this Agreement. Any Permitted Assignee shall expressly assume in writing all obligations and liabilities with respect to the Agreement which arise after the effective date of assignment or transfer, prior to or upon the effectiveness of such assignment. Any and all increased payments to grantors or providers of any

Underlying Right and any other additional fees, charges, costs or expenses which result under the Underlying Rights or otherwise as a result of any Permitted Assignment or transfer of this Agreement by User shall be paid by User.

23.3        Nothing shall be deemed or construed to prohibit AGLN from assigning or otherwise transferring this Agreement, or any of its rights or interests herein, in whole or in part, or from selling, transferring, leasing, licensing, granting indefeasible rights of use in or entering into similar agreements or arrangements with other Persons respecting any Innerducts or other conduit tubing, Cable, fibers (other than the User Dark Fibers), or Associated Property constituting a part of the AGLN System. If in connection with any assignment of this Agreement by AGLN, AGLN causes such assignee to contemporaneously therewith agree in writing to perform all of AGLN’s obligations under this Agreement, then AGLN shall be released from liability hereunder. AGLN may encumber the AGLN System provided any such encumbrance created after the date of this Agreement shall be subject to the rights of User hereunder. AGLN may pledge or assign its rights under this Agreement to its Lender(s) for the purpose of securing financing for its construction, maintenance, or extension of the AGLN System.

24.          Representations, Warranties and Acknowledgments

24.1        By execution of this Agreement, each Party represents and warrants to the other:

(a)           That the representing Party has full right and authority to enter into and perform this Agreement in accordance with the terms hereof and thereof, and that by entering into or performing this Agreement, the representing Party is not in violation of its charter or bylaws, or any law, regulation or agreement by which it is bound or to which it is subject;

(b)           That the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, that the signatories for such Party hereto are authorized to sign this Agreement, and that the joinder or consent of any other Party, including a court or trustee or referee, is not necessary to make valid and effective the execution, delivery and performance of this Agreement by such Party.

24.2        EXCEPT AS EXPRESSLY PROVIDED HEREIN, AGLN MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE USER DARK FIBERS, THE AGLN SYSTEM, THE ASSOCIATED PROPERTY, OR ANY WORK PERFORMED OR TO BE PERFORMED UNDER THIS AGREEMENT, INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OR USE, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE WARRANTIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE ONLY WARRANTIES MADE BY AGLN TO USER WITH RESPECT TO THIS AGREEMENT AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

25.          General

25.1        Binding Effect. This Agreement and each of the Parties’ respective rights and obligations under this Agreement, shall be binding on and shall inure to the benefit of the Parties hereto and each of their respective permitted successors and assigns.

25.2        Waiver. The failure of either Party hereto to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

25.3        Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona, without giving effect to its principles of conflicts of laws. Any litigation based hereon, or arising out of or in connection with a default by either Party in the performance of its obligations hereunder, shall be brought and maintained exclusively in the courts of the State of Arizona or in the United States District Court in Phoenix, Arizona within Maricopa County, and each Party hereby irrevocably submits to the jurisdiction of such courts for the purpose of any such litigation and irrevocably agrees to be bound by any judgment rendered thereby in connection with such litigation and waives any right to claim that such court or courts are inconvenient.

25.4        Rules of Construction.

(a)           The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement which import the singular connotation shall be interpreted as plural, and words which import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require. The words “include,” “includes,” and “including,” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All accounting terms not otherwise defined in this Agreement will have the meanings subscribed to them under generally accepted accounting principles as in effect from time to time in the United States.

(b)           Unless expressly defined herein, words having well known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

(c)           The Parties hereby agree that the rights and remedies set forth in this Agreement shall be each Party’s sole and exclusive rights and remedies against the other Party for any claims arising under this Agreement and relating to any breaches of the representations, warranties or covenants contained in this Agreement. Notwithstanding the foregoing, the Parties agree that if any breach or threatened breach of the representations, warranties or covenants of this Agreement would cause irreparable injury to a Party and money damages would not provide an adequate remedy to such Party, then, in addition to the rights and remedies available to such Party pursuant to this Agreement, such Party shall have the right to obtain equitable relief in the form of a temporary or permanent injunction or order for a specific performance, without the requirement of posting of bond.

(d)           Except as set forth in Section 25.6, nothing in this Agreement is intended to provide any legal rights to anyone not an executing party of this Agreement.

(e)           This Agreement has been fully negotiated between and jointly drafted by the Parties.

(f)            All actions, activities, consents, approvals and other undertakings of the Parties shall be performed in a reasonable and timely manner, it being expressly acknowledged and understood that time is of the essence in the performance of obligations required to be performed by a date expressly specified herein. Except as specifically set forth herein, for the purpose of this Agreement the standards and practices of performance within the telecommunications industry in the relevant market shall be the measure of a Party’s performance.

25.5        Entire Agreement. This Agreement constitutes the entire and final agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits, Schedules and Attachments referred to herein are integral parts hereof and are hereby made a part of this Agreement. To the extent that any of the provisions of any Exhibit hereto are inconsistent with the express terms of this Agreement, the terms of this Agreement shall prevail. This Agreement may only be modified or supplemented by an instrument in writing executed by each Party and delivered to the Party relying on the writing.

25.6        No Personal Liability. No Party shall seek to impose any liability relating to, or arising from, this Agreement against any employee, officer or director of the other Party. Each of such Persons is an intended beneficiary of the mutual promises set forth in this Section and shall be entitled to enforce the obligations of this Section.

25.7        Relationship of the Parties. The relationship between User and AGLN shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including federal income tax purposes. User and AGLN, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk subject, however, to the terms and conditions hereof. Neither Party shall have the authority to bind the other Party by contract or otherwise or to make any representations or guarantees on behalf of the other Party.

25.8        Severability. If any section, subsection, sentence, clause, phrase, or other portion of this Agreement is, for any reason, declared invalid, in whole or in part, by any court, agency, commission, legislative body, or other authority of competent jurisdiction, such portion shall be deemed a separate, distinct, and independent portion. Such declaration shall not affect the validity of the remaining portions hereof, which other portions shall continue in full force and effect.

25.9        Remedies. Unless otherwise expressly limited or excluded herein, all remedies provided in this Agreement are cumulative and non-exclusive, and are in addition to all other remedies available at law or in equity, including without limitation any actions for damages.

25.10      Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

Remainder of Page Intentionally Blank

In confirmation of their consent and agreement to the terms and conditions contained in this Agreement and intending to be legally bound hereby, the parties have executed this Agreement as of the date first above written.

AGLN:	AGL NETWORKS, LLC

	By:	/s/ Richard P. Fehl
Name: Richard P. Fehl
Title: EVP and COO
Date: 1/30/05

USER:	MOUNTAIN TELECOMMUNICATIONS, INC.,
an Arizona corporation

	By:	/s/ Wilmot Wickramasuriya
Name: Wilmot Wickramasuriya
Title: President
Date: 26 January 2005

EXHIBIT A
Service Order Form
To
INDEFEASIBLE RIGHT OF USE AGREEMENT AND MASTER SERVICE
AGREEMENT
By and Between
AGL NETWORKS, LLC
And
MOUNTAIN COMMUNICATIONS, INC.
DATED: January 24, 2005

Service Order Number: One (1)
Date: January 24, 2005

This Service Order 1 is for the installation and utilization of Dark Fiber, pursuant to the Indefeasible Right of User Agreement dated January 24, 2005, between AGL Networks, LLC (“AGLN”) and Mountain Telecommunications, Inc. (“User”).

Grant of Rights:

Pursuant to the Agreement and as of the date of this Service Order 1, AGLN grants to User and User receives from AGLN (i) an exclusive indefeasible right of use in six (6) fiber optic strands of the Cable in Ring A, as indicted in Attachment 1 to this Service Order 1, and six (6) fiber optic strands in Ring B, as indicted in Attachment 2 to this Service Order 1 which will be specifically identified by AGLN, in the AGLN System (the “User Dark Fibers”) and the associated and nonexclusive right to use the Associated Property, all such rights upon and subject to the terms and conditions set forth in this Service Order 1 and the Agreement (collectively, the “IRU”).

Description of Dark Fiber:

Ring A. 6 fibers over 21.8 route miles (131 fiber miles) connecting 4 Lateral Spurs, as further described in Attachment 1 to this Service Order 1 at the following locations:

PHNXAZEA - 2946 E Van Buren St
PHNXAZMA - 211 W Monroe St
PHNXAZNE - 3640 E Indian School
PHNXAZNO - 215 E Indian School

Ring B. 6 fibers over 33.5 route miles (201 fiber miles) connecting 2 Lateral Spurs, as further described in Attachment 2 to this Service Order 1 at the following locations:

MTI CO - 7850 S. Hardy Drive, Tempe
TEMPAZMA - 25 W. 5th Street, Tempe

IRU Fee and Payment Terms:

Subject to the terms and conditions of Section 4 of the Agreement, User agrees to pay to AGLN for the Dark Fiber a fee in the amount specified below:

(a)	$65,000 nonrecurring charge payable as follows:
	$30,000 upon Execution of this Service Order 1
	$35,000 upon Acceptance of User Dark Fibers
(b)	Monthly IRU Fee months 1-48 of the Term:	$21,000
(c)	Monthly IRU Fee months 49-240 of the Term:	$10,000
(d)	Monthly IRU Fee includes Routine Maintenance.

The parties understand and agree that User may pay off the remaining IRU fee balance at any time during the Term. The amount due shall be the Early Pay Off Amount as calculated using the IRU Payoff Schedule attached and incorporated herein as Attachment 3 to this Service Order 1.

Completion Date:	Ring A: 120 Days after execution of this Service Order 1.
Ring B: 120 Days after execution of this Service Order 1.

Service Order 1 IRU Term: 20 Years

Special Requirements: User shall be responsible for securing the necessary access agreements and coordination at any Bell (QWEST) central office location to ensure that the completion Date can be met. In the event that all other Lateral Spur locations are completed and User has not secured the necessary access to Bell (QWEST) central office locations in time to allow AGLN to complete work at this location, AGLN may continue with the test acceptance and turnover procedures to the degree that they can be completed based on User provided access to the Lateral Spur locations and invoice for the services under this Service Order Number One as if all locations were completed by the Completion date.

AGREED AND ACCEPTED:

AGL Networks, LLC

By:	/s/ Richard P. Fehl
Name:	Richard P. Fehl
Title:	E.V.P. - C.O.O.
Date:	1/30/05
Address:	Houston, TX

USER

By:	/s/ Michael Charel
Name:	Michael Charel
Title:	Vice President
Date:	26 Jan 05

Attachment 1
To
 Service Order 1

Ring A

Ring A: 4 Nodes, 6 Fibers including laterals — 21.8 Route Miles

Ring A Lateral Drawings

211 W. Monroe St, Phoenix, AZ: Six (6) Fibers with dual entry into Qwest CLEC Express manholes. AGLN will provide diverse paths to the Qwest CLEC Express manholes as shown below. The Demarcation Point will be in AGLN’s negative-one manhole for the diverse entry laterals. Qwest will provide the required cable length information from the User termination point inside the building to the Qwest CLEC Express manholes, install the termination panels, and provide hand-off instructions as required by Qwest. Micro cables might need to be used to save space. AGLN will hand-off the cables per User’s instructions. AGLN will install the cables as identified by Qwest and provide enough slack for either AGLN/ILEC or User to pull from the CLEC Express manholes and on into the Central Office.

215 W. Indian School Rd, Phoenix, AZ: Six (6) Fibers with dual entry into Qwest CLEC Express manholes. AGLN will provide diverse paths to the Qwest CLEC Express manholes as shown below. The Demarcation Point will be in AGLN’s negative-one manhole for the diverse entry laterals. Qwest will provide the required cable length information from the User termination point inside the building to the Qwest CLEC Express manholes, install the termination panels, and provide hand-off instructions as required by Qwest. Micro cables might need to be used to save space. AGLN will hand-off the cables per User’s instructions. AGLN will install the cables as identified by Qwest and provide enough slack for either AGLN/ILEC or User to pull from the CLEC Express manholes and on into the Central Office.

3640 E. Indian School Rd, Phoenix, AZ: Six (6) Fibers with dual entry into Qwest CLEC Express manholes. AGLN will provide diverse paths to the Qwest CLEC Express manholes as shown below. The Demarcation Point will be in AGLN’s negative-one manhole for the diverse entry laterals. Qwest will provide the required cable length information from the User termination point inside the building to the Qwest CLEC Express manholes, install the termination panels, and provide hand-off instructions as required by Qwest. Micro cables might need to be used to save space. AGLN will hand-off the cables per User’s instructions. AGLN will install the cables as identified by Qwest and provide enough slack for either AGLN/ILEC or User to pull from the CLEC Express manholes and on into the Central Office.

2946 E. Van Buren St, Phoenix, AZ: Six (6) Fibers with dual entry into Qwest CLEC Express manholes. AGLN will provide diverse paths to the Qwest CLEC Express manholes as shown below. The Demarcation Point will be in AGLN’s negative-one manhole for the diverse entry laterals. Qwest will provide the required cable length information from the User termination point inside the building to the Qwest CLEC Express manholes, install the termination panels, and provide hand-off instructions as required by Qwest. Micro cables might need to be used to save space. AGLN will hand-off the cables per User’s instructions. AGLN will install the cables as identified by Qwest and provide enough slack for either AGLN/ILEC or User to pull from the CLEC Express manholes and on into the Central Office.

Attachment 2
To
Service Order 1

Ring B

Ring B: 2 Nodes, 6 Fibers including laterals — 33.5 Route Miles

Ring B Lateral Drawings

25 W. 5th, Tempe, AZ: Six (6) Fibers with dual entry into Qwest CLEC Express manholes. AGLN will provide diverse paths to the Qwest CLEC Express manholes as shown below. The Demarcation Point will be in AGLN’s negative-one manhole for the diverse entry laterals. Qwest will provide the required cable length information from the User termination point inside the building to the Qwest CLEC Express manholes, install the termination panels, and provide hand-off instructions as required by Qwest. Micro cables might need to be used to save space. AGLN will hand-off the cables per User’s instructions. AGLN will install the cables as identified by Qwest and provide enough slack for either AGLN/ILEC or User to pull from the CLEC Express manholes and on into the Central Office.

7850 S. Hardy Drive, Tempe AZ: Six (6) Fibers with dual entry into User Switch site via existing building Junction Boxes. AGLN will provide diverse paths to the User building as shown below. The Demarcation Point will be at AGLN’s FDP for the diverse entry laterals. User will provide the required cable length information from the User termination point (FDP) inside the building to the existing junction boxes, install any required fiber termination panels, and provide hand-off instructions as required. AGLN will hand-off the cables per User’s instructions. AGLN will install the cables and provide enough storage slack for as mutually agreed upon between parties

Attachment 3
To
Service Order 1

IRU Payoff Schedule

Payment Month (1st of month)	Monthly IRU Fee	Early Payoff Amount
1	$21,000	$1,400,000.00
2	$21,000	$1,391,645.25
3	$21,000	$1,383,213.90
4	$21,000	$1,374,705.22
5	$21,000	$1,366,118.53
6	$21,000	$1,357,453.09
7	$21,000	$1,348,708.20
8	$21,000	$1,339,883.11
9	$21,000	$1,330,977.10
10	$21,000	$1,321,989.42
11	$21,000	$1,312,919.33
12	$21,000	$1,303,766.07
13	$21,000	$1,294,528.87
14	$21,000	$1,285,206.97
15	$21,000	$1,275,799.58
16	$21,000	$1,266,305.93
17	$21,000	$1,256,725.23
18	$21,000	$1,247,056.67
19	$21,000	$1,237,299.46
20	$21,000	$1,227,452.77
21	$21,000	$1,217,515.78
22	$21,000	$1,207,487.68
23	$21,000	$1,197,367.62
24	$21,000	$1,187,154.76
25	$21,000	$1,176,848.25
26	$21,000	$1,166,447.23
27	$21,000	$1,155,950.84
28	$21,000	$1,145,358.19
29	$21,000	$1,134,668.42
30	$21,000	$1,123,880.61
31	$21,000	$1,112,993.89
32	$21,000	$1,102,007.33
33	$21,000	$1,090,920.03
34	$21,000	$1,079,731.06
35	$21,000	$1,068,439.49
36	$21,000	$1,057,044.38
37	$21,000	$1,045,544.77
38	$21,000	$1,033,939.72

39	$21,000	$1,022,228.24
40	$21,000	$1,010,409.38
41	$21,000	$998,482.14
42	$21,000	$986,445.52
43	$21,000	$974,298.54
44	$21,000	$962,040.16
45	$21,000	$949,669.38
46	$21,000	$937,185.16
47	$21,000	$924,586.46
48	$21,000	$911,872.23
49	$10,000	$899,041.42
50	$10,000	$897,193.81
51	$10,000	$895,329.27
52	$10,000	$893,447.62
53	$10,000	$891,548.73
54	$10,000	$889,632.42
55	$10,000	$887,698.53
56	$10,000	$885,746.92
57	$10,000	$883,777.40
58	$10,000	$881,789.83
59	$10,000	$879,784.03
60	$10,000	$877,759.84
61	$10,000	$875,717.09
62	$10,000	$873,655.60
63	$10,000	$871,575.21
64	$10,000	$869,475.75
65	$10,000	$867,357.03
66	$10,000	$865,218.89
67	$10,000	$863,061.13
68	$10,000	$860,883.60
69	$10,000	$858,686.09
70	$10,000	$856,468.43
71	$10,000	$854,230.44
72	$10,000	$851,971.93
73	$10,000	$849,692.70
74	$10,000	$847,392.58
75	$10,000	$845,071.36
76	$10,000	$842,728.86
77	$10,000	$840,364.87
78	$10,000	$837,979.21
79	$10,000	$835,571.68
80	$10,000	$833,142.06
81	$10,000	$830,690.17
82	$10,000	$828,215.80
83	$10,000	$825,718.73
84	$10,000	$823,198.77
85	$10,000	$820,655.70
86	$10,000	$818,089.31
87	$10,000	$815,499.38
88	$10,000	$812,885.71
89	$10,000	$810,248.07
90	$10,000	$807,586.24

91	$10,000	$804,900.00
92	$10,000	$802,189.14
93	$10,000	$799,453.41
94	$10,000	$796,692.60
95	$10,000	$793,906.47
96	$10,000	$791,094.79
97	$10,000	$788,257.33
98	$10,000	$785,393.85
99	$10,000	$782,504.11
100	$10,000	$779,587.88
101	$10,000	$776,644.90
102	$10,000	$773,674.93
103	$10,000	$770,677.74
104	$10,000	$767,653.05
105	$10,000	$764,600.64
106	$10,000	$761,520.23
107	$10,000	$758,411.57
108	$10,000	$755,274.41
109	$10,000	$752,108.48
110	$10,000	$748,913.52
111	$10,000	$745,689.26
112	$10,000	$742,435.44
113	$10,000	$739,151.78
114	$10,000	$735,838.01
115	$10,000	$732,493.85
116	$10,000	$729,119.03
117	$10,000	$725,713.26
118	$10,000	$722,276.26
119	$10,000	$718,807.74
120	$10,000	$715,307.42
121	$10,000	$711,774.99
122	$10,000	$708,210.18
123	$10,000	$704,612.68
124	$10,000	$700,982.19
125	$10,000	$697,318.41
126	$10,000	$693,621.03
127	$10,000	$689,889.75
128	$10,000	$686,124.25
129	$10,000	$682,324.22
130	$10,000	$678,489.35
131	$10,000	$674,619.31
132	$10,000	$670,713.79
133	$10,000	$666,772.45
134	$10,000	$662,794.97
135	$10,000	$658,781.01
136	$10,000	$654,730.25
137	$10,000	$650,642.35
138	$10,000	$646,516.96
139	$10,000	$642,353.73
140	$10,000	$638,152.34
141	$10,000	$633,912.41
142	$10,000	$629,633.61

143	$10,000	$625,315.57
144	$10,000	$620,957.94
145	$10,000	$616,560.34
146	$10,000	$612,122.43
147	$10,000	$607,643.81
148	$10,000	$603,124.13
149	$10,000	$598,563.00
150	$10,000	$593,960.05
151	$10,000	$589,314.89
152	$10,000	$584,627.13
153	$10,000	$579,896.39
154	$10,000	$575,122.27
155	$10,000	$570,304.37
156	$10,000	$565,442.28
157	$10,000	$560,535.62
158	$10,000	$555,583.96
159	$10,000	$550,586.90
160	$10,000	$545,544.01
161	$10,000	$540,454.88
162	$10,000	$535,319.08
163	$10,000	$530,136.19
164	$10,000	$524,905.77
165	$10,000	$519,627.39
166	$10,000	$514,300.61
167	$10,000	$508,924.99
168	$10,000	$503,500.06
169	$10,000	$498,025.40
170	$10,000	$492,500.53
171	$10,000	$486,924.99
172	$10,000	$481,298.34
173	$10,000	$475,620.08
174	$10,000	$469,889.76
175	$10,000	$464,106.89
176	$10,000	$458,270.99
177	$10,000	$452,381.58
178	$10,000	$446,438.16
179	$10,000	$440,440.24
180	$10,000	$434,387.33
181	$10,000	$428,278.90
182	$10,000	$422,114.47
183	$10,000	$415,893.50
184	$10,000	$409,615.50
185	$10,000	$403,279.92
186	$10,000	$396,886.25
187	$10,000	$390,433.94
188	$10,000	$383,922.47
189	$10,000	$377,351.30
190	$10,000	$370,719.86
191	$10,000	$364,027.62
192	$10,000	$357,274.00
193	$10,000	$350,458.46
194	$10,000	$343,580.42

195	$10,000	$336,639.31
196	$10,000	$329,634.55
197	$10,000	$322,565.56
198	$10,000	$315,431.75
199	$10,000	$308,232.52
200	$10,000	$300,967.27
201	$10,000	$293,635.40
202	$10,000	$286,236.30
203	$10,000	$278,769.36
204	$10,000	$271,233.94
205	$10,000	$263,629.42
206	$10,000	$255,955.17
207	$10,000	$248,210.55
208	$10,000	$240,394.91
209	$10,000	$232,507.60
210	$10,000	$224,547.96
211	$10,000	$216,515.34
212	$10,000	$208,409.06
213	$10,000	$200,228.45
214	$10,000	$191,972.82
215	$10,000	$183,641.49
216	$10,000	$175,233.76
217	$10,000	$166,748.93
218	$10,000	$158,186.30
219	$10,000	$149,545.14
220	$10,000	$140,824.76
221	$10,000	$132,024.40
222	$10,000	$123,143.35
223	$10,000	$114,180.86
224	$10,000	$105,136.19
225	$10,000	$96,008.57
226	$10,000	$86,797.26
227	$10,000	$77,501.48
228	$10,000	$68,120.46
229	$10,000	$58,653.42
230	$10,000	$49,099.56
231	$10,000	$39,458.10
232	$10,000	$29,728.23
233	$10,000	$19,909.13
234	$10,000	$10,000.00

EXHIBIT B
AGLN ROUTE MAP

EXHIBIT C
Construction

1.                                       GENERAL

The intent of this document is to outline the specifications for construction of a conduit network system. Deviations from the specifications may occur in those circumstances where either (i) strict compliance is impractical due to physical (including environmental) field conditions, Underlying Right issues or code restrictions, or (ii) AGLN has acquired a portion of the Segment from a third party. In all cases, the standards contained in this document or the standards of the federal, state, local or private agency having jurisdiction, whichever is stricter, shall be followed. Aerial systems are not acceptable alternatives and are not addressed in these specifications and standards.

2.                                       COMPLIANCE

All work will be done in strict accordance with federal, state, local, and applicable private rules and laws regarding safety and environmental issues, including those set forth by OSHA and the EPA. In addition, all work and the resulting conduit system will comply with the current requirements of all governing entities (FCC, NEC, DEC, and other national, state, and local codes).

3.                                       MATERIAL

The conduit shall be HDPE with a minimum of SDR-11. Steel or PVC conduit shall be minimum Schedule 40 wall thickness. Steel conduit will be joined with threaded collars or welding. Microduct shall be HDPE 12mm OD by 10 mm ID with microribs inside.

Any exposed steel conduit, brackets, or hardware shall be hot-dipped galvanized after fabrication.

Manholes shall have a minimum H-20 loading rating. All manholes will have locking lids (pentahead or similar). Dimensions will typically be 4 by 8 by 6 feet or 4 by 4 by 4 feet (W by L by H).

Handholes shall have a minimum load rating of H-20. Dimensions will typically be 30 by 48 by 36 inches (W by L by H), or sufficient in size to hold cable slack for laterals. EMS markers will be fabricated in the lids of handholes. All handholes will have locking lids (pentahead or similar).

4.                                       MINIMUM DEPTHS

On backbone segments the minimum cover required in the placement of conduit shall be forty-two inches

(42”). Additional depth will be required in ditches, forty-eight inches (48”) and across streams, washes, culvert outfalls, and other waterways, sixty inches (60”). For laterals, direct bury, and other non backbone applications the minimum depth shall be twenty-four (24”).

At locations where conduit crosses other subsurface utilities or other structures, the conduit shall be installed to provide a minimum of twelve inches (12”) vertical clearance and the applicable minimum depth can be maintained; otherwise, the conduit will be installed under the existing utility or other structure. If, however, adequate clearance cannot be obtained and the conduit must be placed above, steel conduit shall be used.

On backbone segments in rock, the conduit depth shall be 36 to 42 inches in HDPE, 24 to 36 inches in steel conduit, 18 to 24 inches in HDPE or PVC or steel conduit and concrete encased. PVC or HDPE conduit will be backfilled with six inches (6”) inches of select materials (padding) in rock areas. Polyurethane channel (Fiber-Rockgard or equivalent) may be used as protective cover in lieu of select material padding.

In the case of the use/conversion of existing steel pipelines or existing conduit systems as a casing pipe, the existing depth shall be considered adequate.

5.                                       CONDUIT CONSTRUCTION

Conduits may be placed by means of trenching, plowing, jack and bore, micro-trenching, or directional bore. Network facilities will generally be placed on a level grade parallel to the surface, with only gradual changes in grade elevation.

Crossings of roads maintained by government bodies and railroad crossings will be encased in HDPE conduit, or as required by the permitting authority.

All galvanized steel conduits placed on bridges shall have expansion joints placed at each structural (bridge) expansion joint or at least every three hundred feet (300’), whichever is the shorter distance. For bridges under one hundred feet (100’), with no bridge expansion joint, no conduit expansion joint is required. For bridges greater than one hundred feet (100’), at least one conduit expansion joint will be placed, even if there is no bridge expansion joint.

6.                                       INNERDUCT INSTALLATION

No cable will be placed directly in any split/solid steel or PVC conduit without innerduct. Innerduct(s) shall extend beyond the end of all conduits a minimum of twelve inches (12”). The innerducts shall be sealed with foam sealant and/or duct plugs after installation. Innerducts containing microducts shall be sealed with foam sealant and/or plugs after installation. The microducts will also the sealed with foam sealant and/or plugs after installation.

7.                                       CABLE INSTALLATION

7.1                                 The fiber optic cable shall be installed using a powered pulling winch and hydraulic-powered assist pulling wheels or by cable blowing methods. The maximum pulling force to be applied to the fiber optic cable shall not exceed manufacturer’s recommendations (typically 600 lbs.). The cable shall be lubricated during placement and a breakaway swivel utilized at all times.

7.2                                 Thirty meters (30m) of slack will be left in all intermediate manholes. Thirty meters (30m) of slack (off each cable end) will be left in all splice point manholes. Sufficient slack will be left at facilities to reach the FDP and provide for ten meters (10m) of slack at the site.

7.3                                 For direct buried cable applications, cables may be placed by means of trenching, plowing, jack and bore, micro-trenching, or directional bore.

8.                                       MANHOLES/HANDHOLES

Manholes in urban areas will typically be installed at 500 ft to 1,000 ft intervals. Handholes will typically be used in the construction of laterals or as pull points.

9.                                       CABLE MARKERS (WARNING SIGNS)

Cable markers shall be installed at sufficient frequency to mark the location of the cable. Markers shall be positioned so that they can be seen from the location of the cable and generally set facing perpendicular to the cable running line. In rural areas, markers shall be placed a minimum of every one thousand feet (1,000’). In urban areas, markers shall be placed a minimum of every five hundred feet (500’). Changes in running line, handholes, both sides of government-maintained roads, railroads, and major waterway crossings will be marked with warning signs or pavement marker.

10.                                 DEVIATIONS FROM SPECIFICATIONS

AGL Networks may deviate from these specifications, when field conditions dictate.

11.                                 AS-BUILT DRAWINGS

As-built drawings will be delivered within ninety (90) days after the Segment Acceptance Date. For conduit purchases or leases as-built drawings will contain a minimum of the following:

a)                                      Information showing the location of running line, relative to permanent landmarks, including but not limited to, railroad mileposts, boundary crossings and utility crossings.

b)                                     Manhole/handhole locations.

c)                                      Conduit information (type, length, expansion joints, etc.).

d)                                     Notation of all deviations from specifications (depth, etc.).

e)                                      Right of way detail (type, centerline distances, boundaries, waterways, road crossings, known utilities and obstacles, etc.).

f)                                        Cable marker locations and stationing.

g)                                     Construction of facilities will be documented on the sitework/facility as-builds and maintained on file at the facility.

h)                                     As-builds will be provided in both hard copy and electronic format (Auto-CAD Release 13.0 or later).

For fiber purchases or leases test records shall include one CD RAM with all traces and power meter readings. An industry excepted naming convention shall be utilized. An electronic route map will be provided in an agreeable format.

12.                                 ACCEPTANCE TESTING

All splicing and testing shall be performed with industry accepted equipment. Company shall perform two stages of testing during construction of a new fiber cable route. Industry accepted Optical Time Domain Reflectometer (OTDR) and power meter tests shall be performed.

12.1         Splicing Standards are as follows for standard single mode fiber:

Splices shall be qualified during the initial construction with an OTDR from only one direction. Connector (pigtail) splices shall be qualified with a 1-km launch reel minimum. Unidirectional acceptance parameters are .2 dB loss.

After end-to-end (site-to-site) connectivity on the fibers, bi-directional span testing shall be done. These measurements must be made after the splice manholes or handholes are closed in order to check for macro-bending problems. Connectors shall be cleaned as necessary to ensure accurate measurements are taken.

Installed loss measurement at 1310nm and 1550nm shall be recorded using an industry-accepted laser source and power meter. Continuity testing shall be done on all fibers concurrently. Bi-directional acceptance parameters are as follows: .15 dB with a total of three attempts being made and documented if the loss is above .15dB. Two additional attempts shall be made if the loss is above .3 dB. If after three attempts the loss is above .4 dB the splice shall be marked as Out-of-Spec (OOS) on the data sheet. Each splicing attempt shall be documented on the data sheet.

The objective loss value of the connector and its associated splice shall be 0.50dB or less. This value does not include the insertion loss from its connection to the FDP. Connectors shall be Ultra SC-PC with conventional single mode glass.

The dB/km acceptance standard for each fiber shall be an average bi-directional installed loss of 0.30dB/km at 1550nm or .40dB/km at 1310nm or less across each span.

12.2         All splices shall be protected with heat shrinks. An industry-accepted non-encapsulated splice enclosure shall be used on all splices (like Alcatel WTC2, PLP Coyote, Lucent 2600 or 3M 2178.

12.4         The entire fiber optic system shall be properly protected from foreign voltage and grounded with an industry-accepted system.

EXHIBIT D

Monitoring and Maintenance Specifications and Procedures

1.	GENERAL

This Exhibit describes the policies and procedures that will be utilized to monitor and maintain the AGLN System. AGLN shall ensure that the System is maintained according to the Monitoring and Maintenance Specifications and Procedures specified herein, through application of commercially reasonable and accepted industry standards, and in accordance with manufacturers’ specifications. The purpose and result of monitoring and maintenance shall be to assure (in the case of routine maintenance), or restore (in the case of non-routine maintenance) the functionality of the AGLN System. AGLN reserves the right to modify procedures as appropriate to ensure that performance specifications are achieved.

2.             ADMINISTRATION

AGLN shall maintain a comprehensive database (Conduit System Database) of all relevant information associated with the AGLN System to ensure prompt identification and appropriate response to routine and corrective maintenance situations. The Database shall identify and document the AGLN System and all facilities installed in AGLN System, including but not limited to: Users’ fiber optic cable type, number and color coding of fiber strands, origin and destination of each fiber strand, identification of in-use cables, technical requirements and specifications.

3.	AGLN RESOURCES

AGLN will perform cable and conduit maintenance and repair around the clock, on a twenty-four (24) hour per day, seven (7) days per week basis (24x7). AGLN shall be available during normal business hours (7:00 a.m. to 5:00 p.m.) and during off-hours (before 7:00 a.m., after 5:00 p.m., weekends and holidays).

AGLN shall establish an AGLN System Maintenance Center and assign a dedicated maintenance manager to oversee and coordinate day-to-day maintenance activities. The Maintenance Center shall be equipped to receive AGLN System alarms twenty-four (24) hours per day, seven (7) days per week, three-hundred-sixty-five (365) days per year. The maintenance manager shall be responsible for ensuring that preventative, corrective, and emergency maintenance activities are carried out in a timely fashion and that maintenance activities are coordinated with Users.

AGLN shall provide qualified personnel, office services, vehicles, and all tools and materials required for the safe and proper performance of maintenance procedures. Specifically, AGLN shall retain and maintain all appropriate equipment necessary for routine and preventative maintenance as well as corrective maintenance and emergency restoration. AGLN shall have an Optical Time Domain Reflectomoter (OTDR) and fusion splicing equipment with valid and current certification, and all other equipment shall be in proper working order with current calibration at all times.

4.	ROUTINE MAINTENANCE

AGLN shall perform routine and preventative maintenance of the system, including the following:

•                             AGLN shall patrol the AGLN System Route on a regularly scheduled basis. During these patrols, AGLN will ensure that “Call-Before-You-Dig” (CBYD) right-of-way marker signs are in place and undamaged. Damaged and/or missing signs will be replaced.

•                             AGLN shall establish membership in the local CBYD program, and perform all cable and conduit locate activities required to protect the AGLN System.

5.	NON-ROUTINE MAINTENANCE

AGLN shall provide telephone number(s) to the User for the purpose of reporting problems to the AGLN. When reporting a problem, the User shall provide the following information to the AGLN:

•                             Type/nature of problem

•                             Classification of the problem (as defined below)

•                             Location of the problem

•                             Any other pertinent information that may help in identifying and resolving the problem in an expedient manner.

When AGLN identifies or is notified of a problem via System alarm, User, or third party notification, AGLN will initiate repair/response activities as appropriate and necessary for the type of problem being reported. Problems shall be classified according to the following definitions:

Major: A major failure is defined as a failure of the AGLN System resulting in an outage condition for multiple

Users (e.g., cable cut). AGLN shall have its first maintenance technician on site within two (2) hours after the time AGLN becomes aware of a major failure (whether same occurs within normal business hours or after-hours, weekend or holiday), unless delayed by circumstances beyond its reasonable control.

Minor/Service Affecting: A minor/service affecting failure is defined as a failure of the AGLN System affecting some, but not all, of the services provided.

Minor/Non-Service Affecting: A minor/non-service affecting failure is any failure that is not currently affecting the ability of the AGLN System to provide service. AGLN shall commence repair of minor/non-service affecting failures within three (3) business days (i.e., within seventy-two (72) hours, excluding Saturdays, Sundays and holidays), unless delayed by circumstances beyond its reasonable control.

When reporting a problem to the AGLN, User shall identify the classification of the failure (i.e. major, minor/service affecting or minor/non-service affecting) and provide any other pertinent information to ensure the appropriate response is initiated. AGLN will provide effective follow-up information to User on the maintenance action until the issue has been resolved.

6.             FIBER OPTIC CABLE REPAIR AND RESTORATION

When undertaking repairs of major fiber optic cable failures, AGLN shall work to restore all traffic as quickly as possible. Immediately upon arriving on the site of the cut, AGLN will determine the course of action to be taken to restore the cable and/or conduit and begin restoration efforts. AGLN shall use reasonable efforts to effect repairs of major failures within eight (8) hours after maintenance staff arrives at the site of the problem. Such repairs may be temporary.

Within one (1) business day after completing any temporary repair or restoration, AGLN shall commence planning permanent repair. AGLN shall notify User of its permanent repair plans and implement such repairs within an appropriate time thereafter. AGLN shall strive to repair “in-use” fibers first and repair those fibers not currently in-use during permanent restoration activities. AGLN shall perform permanent repair and restoration of the AGLN System in accordance with the procedures detailed in Exhibit C.

Should a cable failure affect multiple Users, it is understood that the restoration sequence will occur in a logical order and will not disfavor any party, and that in-use fibers will be restored prior to inactive fibers. User is responsible for notifying AGLN which fibers are in-

use and which are not in-use. This information should be contained in the Conduit System Database, with updates provided by User as necessary.

7.	COOPERATION

Both AGLN and User shall cooperate fully to resolve failures of and/or impairments to the AGLN System in an expedient and efficient manner. Such cooperation shall include, but not be limited to, notification of the other party after becoming aware of the need for either scheduled or unscheduled maintenance activities that may affect User’s ability to provide service over the AGLN System and sharing of information relevant to the operation, maintenance and repair of the AGLN System. AGLN shall notify User ten (10) days prior to any scheduled Maintenance activity that may affect User’s ability to provide service over the AGLN System. User shall notify AGLN as soon as reasonably possible of any request for scheduled Maintenance it may have. In the event that a scheduled Maintenance activity is canceled or delayed, the scheduling party shall inform the other party so that the Maintenance activity may be rescheduled. AGLN shall notify User as soon as reasonably possible after becoming aware of the need to perform unscheduled Maintenance that may affect User’s ability to provide service over the AGLN System.

8.             OTHER

Unless expressly provided elsewhere in this document, AGLN shall not be responsible for maintenance and/or repair of Users’ electronic, optronic, and other equipment utilized in conjunction with operation of its individual system.

9.             USER MAINTENANCE FEES AND COSTS

The fees payable for any and all Routine Maintenance hereunder shall be determined in accordance with the following provisions and detailed in the Service Order. During any time after the Acceptance Date, AGLN shall provide Routine Maintenance at a per conduit route mile per year, subject to the CPI adjustment described below (the “User Maintenance Fee”).

A quarter of the first such User Maintenance Fee will be due and payable thirty (30) days after the Acceptance Date. Thereafter, one quarter of such fee shall be due quarterly. User shall pay all fees within thirty (30) days of receipt of invoice therefor.

The User Maintenance Fee shall be increased annually, beginning with the first anniversary of the relevant Acceptance Date, by the greater of four percent (4%) or the increase, if any, in the Consumer Price Index, All Urban Consumers (CPI-U), U.S. City Average, published by United States Department of Labor, Bureau of Labor Statistics (1982-84=100) for the twelve (12) month period ending three months prior to such anniversary of the effective date (the “CPI Adjustment”). In the event the Bureau of Labor Statistics (or any successor organization) no longer publishes the CPI-U, AGLN may, in its discretion, designate the statistical index it deems most appropriate for collection of adjustments to a fee and, from the date the CPI-U ceased to be published, such index shall be used to make adjustments in a fee under this provision.

11.           TERM

The Term of the Maintenance Agreement shall coincide with the Term of User’s IRU Agreement with AGLN.